This share exchange described in this document involves the securities of foreign companies.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

JASDAQ Code: 6876
June 9, 2011

To Those Shareholders with Voting Rights

Yasuhiro Nakashima
President and Representative Director
KOHA Co., Ltd.
2-6-8, Kouyama, Nerima-ku, Tokyo

NOTICE OF CONVOCATION OF THE 41st ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our thanks for your patronage.
Further, we would like to express our deepest sympathy to all of those who have been affected by The Great East Japan Earthquake.
You are cordially invited to attend the 41st Ordinary General Meeting of Shareholders. The meeting will be held as described below.
If you are unable to attend the meeting, please exercise your voting rights in writing after examining the attached Reference Documents for the General Meeting of Shareholders. Please indicate your vote for or against each proposal on the enclosed voting rights exercise form and deliver the form by no later than 5:30 p.m., the close of our business hours, on Thursday, June 23, 2011.

Notice

1.	Date and Time:		10:00 a.m., Friday, June 24, 2011
2.	Place:		Nerima Sangyo Kaikan (2Fl. Hall) 2-23-10 Toyotama-kami, Nerima-ku, Tokyo (Please refer to the “Directions to the Venue of the General Meeting of Shareholders” attached at the end of this document.)
3.	Agenda of the Meeting:
Matters to be reported:
1.
The Business Report, the Consolidated Financial Statements, and the results of the audit on the Consolidated Financial Statements by the Accounting Auditor and the Board of Corporate Auditors for the 41st Fiscal Term (from April 1, 2010 to March 31, 2011)

		2.	Report on the Financial Statements for the 41st Fiscal Term (from April 1, 2010 to March 31, 2011)
Matters to be resolved:
	Proposal No. 1:		Approval of the share exchange agreement between KOHA Co., Ltd. and TAMURA CORPORATION
	Proposal No. 2:		Election of Seven Directors
	Proposal No. 3:		Election of One Corporate Auditor

4.	Other Matters Relating to Convocation of the General Meeting of Shareholders
Exercise of Voting Rights by Proxy
A shareholder unable to attend the general meeting of shareholders may exercise his or her voting rights by proxy, provided that the proxy is a shareholder of the Company entitled to exercise his or her own voting rights. A shareholder may exercise voting rights through only one proxy.

When attending the meeting in person, please submit the enclosed Voting Rights Exercise Form to the receptionist.
If the Attached Documents and the Reference Documents for the General Meeting of Shareholders are amended, the amended items will be disclosed on our website (http://www.koha.co.jp).

Attached Documents
BUSINESS REPORT
(from April 1, 2010 to March 31, 2011)

1. Current Status of the Company

(1) The Company’s business development and results of operations

1) Status of business

In spite of the gradual recovery of the Japanese economy beginning from the second half of the previous year, the current consolidated fiscal year was held back by a sharp appreciation of the Japanese yen against the US dollar and euro and by weak corporate capital investments amidst lingering concerns over long-term stagnation. Personal consumption remained stagnant in an environment marked by ongoing deflationary trends, unstable employment, and aggravated income.

Within this environment, the Company worked to improve its financial positions through various approaches, including measures towards a drastic reduction of fixed expenses, with a view to rationalizing management. Meanwhile, the Company focused on the development of lighting products that make the most of the properties of eco-friendly LED (low CO2 gas emission; free from substances with high environmental loads such as mercury, etc.).

As a result, consolidated net sales of the Company for the fiscal year under review stood at 5,789 million yen, up by 0.1% from the previous fiscal year. In terms of income, we reduced the selling and general administrative expenses but were forced to record a consolidated operating loss of 105 million yen (consolidated operating income of 48 million yen in the previous fiscal year). In terms of non-operating income, we recorded a consolidated ordinary loss of 221 million yen (consolidated ordinary income of 6 million yen in the previous fiscal year) because of the effects of foreign exchange loss. We also recorded a consolidated net loss of 216 million yen (consolidated net loss of 787 million yen in the previous fiscal year).

Overview of the Business Segments

Vending Machine Products
In the vending machine products industry, the sales numbers for the Company’s main products, namely, beverage products, rose temporarily because of the extreme heat of the summer, but new investments were restrained as consumption remained stagnant. Under these circumstances, progress in the transfer to LED lighting boosted sales, enabling the Company to record sales above the levels recorded in the previous term.

Amusement Products
Economic stagnation delayed the implementation of new projects for device products mainly for amusement use, while the effects of the Great East Japan Earthquake temporarily delayed deliveries for March. As a result, sales fell far below both the targets under the original plan for the year and the levels recorded in the previous term.

Lighting Products
Sales of lighting products largely exceeded the levels recorded in the previous term. The results fell far below the targets under the original plan for the year, however, because of the intensifying price competition and delays in deliveries in March due to the effects of the Great East Japan Earthquake, though large-scale growth had been expected.

Display Products
Sales of display equipment and other products largely exceeded the levels originally planned and the levels recorded in the previous term, as products for industrial equipment for customer use in the Asian market, mainly China, grew steadily.

Looking forward, the recovery of the industrial environment is expected to take time and hinges on the easing of concerns over long-term domestic business stagnation and the effects of the Earthquake. There are apprehensions that the management climate will become even severer.

In spite of the severe business conditions we face, demand for LED lighting may rise as customer’s seek power-saving solutions in anticipation of the coming power shortages. We aim to speed up product development and expand sales by enhancing our product lineup.

2) Consolidated Sales by Segment
Sales by segment of the Group are as follows:
Term Business	40th Term (Year ended March 31, 2010)		41st Term (Year ended March 31, 2011)		Comparison with Previous Term
Segment	Amount (million yen)	Percentage of total (%)	Amount (million yen)	Percentage of total (%)	(%)
Vending Machine Products	-	-	2,804	48.4	-
Amusement Products	-	-	1,105	19.1	-
Lighting Products	-	-	734	12.7	-
Display Products	-	-	1,145	19.8	-
Total	-	-	5,789	100.0	-
(Note)	Consumption tax excluded.

From the current consolidated fiscal period, the Company has applied the “Accounting Standard for Disclosures about Segment of an Enterprise and Related Information” (ASBJ Statement No. 17, March 27, 2009) and “Guidance on the Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” (ASBJ Guidance No. 20, March 21, 2008).  Accordingly, the Company reviewed the reporting segment and adjusted the reporting categories from the three categories it has reported up to now (“Vending Machine Products,” “LED Products,” “Other LED Products”) to four categories (“Vending Machine Products,” “Amusement Products,” “Lighting Products,” and “Display Products”). Consequently, no comparison is made with the same term of the preceding year.

(2) Issues to be Addressed

Following are the issues to be addressed by the Company.

1)	Enhancement of the Group management power
As long as the Japanese economy stays in its longstanding rut, prospects for future business will remain unclear. Within this environment, the Company will work to enhance its management power in order to implement a proactive strategy from marketing to development, production, and sales, and build a firm management base from a human resources perspective, as well.

2)	Strengthening of the Group’s sales force
In the vending machine business, our main segment, we will promote proposal-oriented sales from a customer standpoint amidst the intensifying competition in the field of LED lighting. We also intend to speed up sales in the global market in pursuit of strengthened worldwide sales of LED lighting, one of our expanding businesses, and to actively develop a strategy maximizing the total power of the Group.

3)	Strengthening of product development
Our Group is working to develop strategically significant products in each of the following product segments. In the vending machine products segment, we will further develop differentiated and cost-competitive products through energy-saving proposals with respect to products related to LED lighting.
With respect to device products, we intend to promote business by completing the development of LED devices using gallium oxide substrates, a new type of product we are developing in collaboration with TAMURA CORPORATION.

With respect to LED lighting in LED application products, we will enhance product lineups in pursuit of improved performance and reduced costs. For overseas markets, we intend to promote local production for local consumption-type products designed and manufactured overseas.

4)	Development of a management base through implementation of the new ERP System
We have reviewed the flow of purchase, product management, logistics, and sales and started a new ERP System in Japan with a view to enhancing productivity and improving our system for monitoring management indicators. The system is now being introduced in our overseas plants. We will be enhancing consolidated group management by using the system as an infrastructure tool for SCM (supply chain management) functions such as visualization of income/loss through cost analysis, cost reduction, reduction of lead times, and inventory reduction, while rationalizing procurement by overseas groups.

The Company greatly appreciates the longstanding understanding, support, and cooperation of its shareholders.

(3) Capital Investment

Capital investment during the fiscal term under review amounted to 91 million yen.

(4) Financing

The Company has nothing special to report during the fiscal term under review

(5) Summary of Assets and Business Results

The following is a Summary of the assets and business results of the Company Group:

(Summary of assets and business results of the Company Group)
(unit: million yen)
	March 2008	March 2009	March 2010	March 2011
Net sales	9,455	6,494	5,783	5,789
Ordinary income (loss)	64	-45	6	-221
Net income (loss)	-569	-212	-787	-216
Net income (loss) per share	-85.05	-30.89	-114.12	-31.41
Total assets	11,506	10,140	9,217	8,461
Net assets	7,937	7,698	6,856	6,466
Net assets per share	1,185.35	1,115.70	993.72	937.09
(Note)	Net income (loss) per share is calculated based on the average number of shares outstanding each fiscal term. The average number of shares outstanding excludes treasury stock.

(6) Principal Parent Company and Subsidiaries; State of Corporate Merger, etc.

1) The Parent Company
Name of Company	Capital	Equity Participation	Principal Business
TAMURA CORPORATION	11,829 million yen	52.2%	Business related to electronic components, business related to devices mounted with electro chemical materials, and business related to information equipment
(Note)
At a meeting of the respective boards of directors of TAMURA CORPORATION (“TAMURA”) and KOHA Co., Ltd. (“KOHA”) held on March 25, 2011, the two companies resolved to conduct a share exchange to make TAMURA a wholly-owning parent company and KOHA a wholly-owned subsidiary, and executed a share exchange agreement (the “Share Exchange Agreement”) on the same day.  The Share Exchange Agreement is scheduled to be implemented based on an effective date of August 1, 2011. TAMURA plans to implement the Share Exchange in the form of a summary share exchange (kanni kabushiki kokan) pursuant to the provisions of Article 796 Paragraph 3 of the Companies Act, without obtaining the approval of the general meeting of shareholders of TAMURA. KOHA plans to implement the Share Exchange after the Share Exchange Agreement is approved at the ordinary general meeting of shareholders of KOHA scheduled to be held on June 24, 2011.

2) Principal Subsidiaries
Name of Company	Capital (million yen)	Equity Participation	Principal Business
Op-Seed Co., (BD) Ltd.	682 (475 million Bangladesh Taka)	100.0%	Manufacture of vending machine products, lighting products, and display products
Op-Seed Device Co., (BD) Ltd.	18 (10 million Bangladesh Taka)	100.0%	(Note)
(Note)
Op-Seed Device Co., (BD) Ltd. executed a merger agreement with Op-Seed Co., (BD) Ltd. as of October 15, 2007. This company is currently dormant, however, as company in Bangladesh is required to be maintained for three years pursuant to Paragraph 75 of the Return and Statement of the People’s Republic of Bangladesh. The company is expected to complete its dissolution as of July 14, 2011.

(7) Principal Business of the Company

The Company Group mainly engages in the manufacture and sale of the following products.

Segment	Principal Products
Vending machine products
Pushbuttons for a variety of goods (interlocking pushbuttons, single pushbuttons)
Unit pushbuttons for automatic switching of prices and price displays (numbers/letters)
LEDs for sample space, LEDs for POP ads.
Keyboards (remote control unit), etc.

Amusement products	Various LED devices (single-color, white color, full-color), number indicator LEDs, etc.
Lighting products
LED lamps, dicro-halogen-type LED lamps, fluorescent LED lights, ceiling material-type LED lighting equipment, various LED devices (single-color, white color, full-color)
Light sources for internally lit billboards, other LED lighting products, etc.

Display products	Number indicator LEDs, displays for railway signals, Dot Matrix, etc.

(8) Principal Offices, etc.

Name of Company	Offices and Plants	Location
KOHA Co., Ltd.	Head Office Office Office Plant	Nerima-ku, Tokyo Nagoya-shi, Aichi Prefecture Suita-shi, Osaka-fu Hamamatsu-shi, Shizuoka Prefecture
Op-Seed Co., (BD) Ltd.	Head office / Plant	People’s Republic of Bangladesh

(9) Employees

Name of Operating Division	Number of Employees (Number of persons)	Comparison with Preceding Term (Number of persons)
Manufacturing Division Technological Division Sales Division Management Division	825 (4) 40 (1) 36 (-) 55 (3)	-13 (-) - (-) 2 (-) -9 (-2)
Total	956 (8)	-20 (-2)
(Notes)	1.	The number of employees is the number of persons employed as of March 31, 2011.
2.	Numbers in parentheses ( ) are the averages numbers of part-time employees for the year (counted separately from the number of full-time employees).

(10) Major Creditors

Creditors	Loans Outstanding
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	166 million yen
Mizuho Bank, Ltd.	100 million yen
Mitsui Sumitomo Banking Corporation.	70 million yen
The Gunma Bank, Ltd.	9 million yen

(11) Policies on determining the distribution of surplus

As a matter of basic policy on the distribution of surplus, the Company is committed to continuously providing steady dividends within a distributable scope in consideration of the consolidated performance each fiscal year, improvement of the financial structure, and the future business strategies of the Group.

The Company abides by a basic policy of distributing dividends from surplus once a year with a year-end dividend.  To assure a flexible return of profits to shareholders linked to the performance of the Company, the Articles of Incorporation provides that the Company may make an interim distribution of dividends in addition to the year-end distribution.

The Company intends to use the retained earnings for investment in high growth and highly profitable business areas as well as in investment for the rationalization and vitalization of current businesses and educational investment for the training of human resources.

For the current term, we plan to pay a dividend of ¥15 per share.

(12) Payout of year-end dividend for the 41st Term

We will begin to pay out a year-end dividend of ¥15 per share on June 10, 2011.

2. Shares of the Company

(1) Total number of shares authorized to be issued	26,000,000
(2) Total number of shares issued	6,908,350
(3) Number of shareholders	3,215

(4) Major shareholders

Name of Shareholder	Number of shares (shares)	Percentage of equity participation (%)
TAMURA CORPORATION	3,600,400	52.2
Bank of New York GCM Client Account JPRDISGFEAC	151,700	2.2
Shigeo Arakawa	127,460	1.8
The Minami-Nippon Bank, Ltd.	119,200	1.7
Kabushiki Kaisha NICE	100,000	1.4
Yugen Kaisha Hikari Kenkyusho	100,000	1.4
HSBC Fund Services Clients Account 006	70,000	1.0
KOHA Employees Shareholding Associaiton	38,620	0.6
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	35,200	0.5
Japan Trustee Services Bank, Ltd. (Trust Account)	34,100	0.5
(Note)	The percentage of equity participation is calculated after deducting the number of shares held as treasury stock (8,218 shares).

3. Matters Related to the Company’s Stock Acquisition Rights

(1) Stock acquisition rights as of the end of the current fiscal term

Category of Stock Acquisition Rights (Issue) Item		Fifth Series of Stock Acquisition Rights
		(October 5, 2005)
Number of stock acquisition rights		909
Type and number of shares subject to stock acquisition rights		Common stock (100 shares per Stock Acquisition Right)
		90,900
Issue price of stock acquisition rights		No consideration
Exercise price of stock acquisition rights		139,700 yen per Stock Acquisition Right
Exercise period for stock acquisition rights		From July 1, 2007 to June 30, 2011
Conditions for the exercise of stock acquisition rights	1.
A person allotted the stock acquisition rights is required to hold a position as a director, executive officer, corporate auditor, employee, or any similar position of the Company or domestic subsidiary of the Company when the Rights are exercised. However, this requirement shall not apply for persons who resign due to expiration of their term, age-limit retirement, or valid resignation for other similar reasons.

	2.
The disposition of stock acquisition rights (including the transfer the of stock acquisition rights and pledging the rights as collateral) or inheritance of stock acquisition rights will not be permitted.

	3.	Other matters related to stock acquisition rights will be subject to approval by resolution of the Board of Directors’ meeting to be held after the 35th ordinary general meeting of shareholders.
Conditions for the acquisition of stock acquisition rights	1.
When a general meeting of shareholders adopts a resolution to approve a proposed Merger Agreement with respect to a merger in which KOHA is the absorbed company or a Share Exchange Agreement with respect to a share exchange in which KOHA is to become a wholly owned subsidiary, or a proposed share transfer, the Company may cancel the stock acquisition rights without consideration.

	2.
If the stock acquisition rights become unexercisable when the exercise conditions of the stock acquisition rights are no longer applicable or when the holder of the stock acquisition rights abandons all or part of the stock acquisition rights, the Company may cancel the stock acquisition rights without consideration.

(2) Stock acquisition rights held by officers of the Company

Fifth Series of Stock Acquisition Rights
Directors (excluding outside directors)	4 persons 100 stock acquisition rights
Corporate Auditors	2 persons 30 stock acquisition rights

[Translations of items 4, 5 and 6 are omitted.]

CONSOLIDATED BALANCE SHEET
(as of March 31, 2011)
(Thousands of yen)
Account item	Amount
(Assets)
Current assets	5,882,761
Cash and deposits	863,005
Notes and accounts receivable ― trade	2,067,630
Merchandise and finished goods	775,182
Work in process	76,642
Raw materials and supplies	612,072
Deferred tax assets	123,079
Short-term loans receivable to subsidiaries and affiliates	1,200,000
Other	167,314
Allowance for doubtful receivables	(2,165)

Fixed assets	2,578,369
Tangible fixed assets	1,826,370
Buildings and structures	621,977
Machinery, equipment and vehicles	223,861
Land	890,087
Lease assets	15,656
Construction in progress	1,149
Other	73,638
Intangible assets	12,220
Software	4,796
Telephone subscription rights	7,424
Investments and other assets	739,778
Investment securities	173,632
Deferred tax assets	184,263
Other	409,561
Allowance for doubtful receivables	(27,679)
Total Assets	8,461,131

(Thousands of yen)
Account item	Amount
(Liabilities)
Current liabilities	1,609,664
Notes and accounts payable ― trade	1,003,949
Short-term bank loans	345,300
Accrued income taxes	20,622
Accrued bonuses	65,183
Other	174,609
Long-term liabilities	385,418
Accrued retirement benefits	316,000
Other	69,417
Total Liabilities	1,995,083
(Net Assets)
Shareholders’ equity	6,684,752
Common stock	3,331,726
Capital surplus	3,287,362
Retained earnings	76,414
Treasury stock	(10,750)
Accumulated other comprehensive income	(218,704)
Unrealized gain on securities	16,632
Translation adjustments	(235,336)
Total Net Assets	6,466,048
Total Liabilities and Net Assets	8,461,131

CONSOLIDATED STATEMENT OF INCOME
(from April 1, 2010 to March 31, 2011)
(Thousands of yen)
Account item	Amount
Net sales		5,789,946
Cost of sales		4,655,091
Gross profit		1,134,854
Selling, general and administrative expenses		1,239,929
Operating loss		105,074
Other income
Interest income	6,805
Dividends income	3,886
Real estate rent	8,914
Miscellaneous income	4,989	24,596
Other expenses
Interest expenses	5,219
Sales discounts	10,229
Foreign currency translation losses	112,668
Miscellaneous losses	13,206	141,324
Ordinary loss		221,802
Extraordinary gains
Gains on sale of fixed assets	481
Gains on sale of investment securities	19,299	19,781
Extraordinary loss
Loss on disposition of fixed assets	294	294
Loss before income taxes and minority interests		202,315
Income taxes	18,198
Income taxes ― correction	1,692
Income taxes for prior periods	3,800
Deferred income taxes	(9,290)	14,400
Loss before minority interests		216,715
Net loss		216,715

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(from April 1, 2010 to March 31, 2011)
(Thousands of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2010	3,331,726	3,287,362	396,633	(10,627)	7,005,095
Change during the consolidated fiscal year
Distribution of surplus			(103,504)		(103,504)
Net loss			(216,715)		(216,715)
Acquisition of treasury stock				(122)	(122)
Net change in items other than shareholders’ equity during the consolidated fiscal year					－
Total of changes during the consolidated fiscal year	－	－	(320,219)	(122)	(320,342)
Balance as of March 31, 2011	3,331,726	3,287,362	76,414	(10,750)	6,684,752

	Accumulated other comprehensive income
	Unrealized gain on securities	Translation adjustment	Total of valuation and translation adjustments	Net assets
Balance as of March 31, 2010	37,170	(185,325)	(148,154)	6,856,940
Change during the consolidated fiscal year
Distribution of surplus				(103,504)
Net loss				(216,715)
Acquisition of treasury stock				(122)
Net change in items other than shareholders’ equity during the consolidated fiscal year	(20,538)	(50,011)	(70,549)	(70,549)
Total of changes during the consolidated fiscal year	(20,538)	(50,011)	(70,549)	(390,892)
Balance as of March 31, 2011	16,632	(235,336)	(218,704)	6,466,048

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I. Figures less than one thousand are rounded down to the nearest thousand.

II. Significant Fundamental Matters in Preparing the Consolidated Financial Statements.

1. Scope of Consolidation
Number and name of consolidated subsidiaries
Number of consolidated subsidiaries:      2
Op-Seed Co., (BD) Ltd.
Op-Seed Device Co., (BD) Ltd.
Op-Seed Device Co., (BD) Ltd. executed a merger agreement with Op-Seed Co., (BD) Ltd. as of October 15, 2007. This company is currently dormant, however, as company in Bangladesh is required to be maintained for three years pursuant to Paragraph 75 of the Return and Statement of the People’s Republic of Bangladesh. The company is expected to complete its dissolution as of July 14, 2011.

2. Fiscal term, etc. of consolidated subsidiaries
The fiscal year ends on December 31 for the following consolidated subsidiaries:
Op-Seed Co., (BD) Ltd.
Op-Seed Devices Co., (BD) Ltd.
When the Company prepares consolidated financial statements, it uses financial statements on the above date. If there are any significant transactions between the above date and the end of the consolidated fiscal term, the Company makes adjustments necessary for consolidation.

3. Significant accounting policies

(1) Standards and methods for the valuation of significant assets
(i)	Securities
Other securities	Securities with market value
Market value method based on the market price as of the end of the consolidated fiscal term.
(Differences in valuation are included directly in net assets and costs of sold securities are calculated using the moving-average method.)
Securities without market value
Stated at cost using the moving-average method

(ii)	Inventories
The carrying amounts in the accompanying consolidated balance sheets are stated at cost after reducing the book value according to the decreased profitability.
Merchandise	the moving-average method
Finished goods	mainly the moving-average method
Work in process	mainly the moving-average method
Raw materials	mainly the moving-average method
Supplies	the last purchase method

(2) Depreciation methods for significant depreciable assets
(i)	Tangible fixed assets (excluding lease assets)
Mainly the declining-balance method
Buildings and structures of overseas subsidiaries are depreciated using the straight-line method.
Useful lives of main assets are as follows:
Buildings and structures	7 to 50 years
Machinery, equipment and vehicles	5 to 7 years
However, main assets acquired on or before March 31, 2007 are depreciated using the straight-line method over 5 years from the year following the year when they were depreciated to the allowable limit for depreciation.

(ii)	Intangible assets (excluding lease assets)
Straight-line method
As for software (for in-house use), the straight-line method is used with a useful life.

(iii)	Lease assets
Lease assets arising from finance lease transactions in which ownership is not transferred
Depreciation shall be computed by the straight-line method based on the assumption that the useful life equals the lease term and that the residual value equals zero.
From among finance lease transactions in which ownership is not transferred, transactions that start on or before March 31, 2008 are accounted for by the accounting method used for ordinary lease transactions.
The lease term is mainly 6 years.

(3) Standards of accounting for significant allowances and accruals
(i)	Allowance for doubtful receivables
Estimated uncollectible amounts are calculated using historical data for trade receivables and by individually considering the probability of collection for doubtful receivables.
(ii)	Accrued bonuses
Accrued bonuses are calculated based on the estimates of employee bonuses attributable to the current consolidated fiscal term.
(iii)	Accrued retirement benefits
Accrued employee retirement benefits are calculated based on the estimates of retirement benefit obligations and pension assets as of the end of the consolidated fiscal term.
Net unrecognized actuarial gain or loss is amortized from the year following the year in which the gain or loss is recognized by the straight-line method over 5 years. In addition, the prior service cost is expensed in the consolidated fiscal term as incurred.

(4) Accounting method for consumption tax
The tax exclusion method is adopted for consumption tax and local consumption tax.

(5) Changes in accounting policies
Adoption of asset retirement obligations
The “Accounting Standard for Asset Retirement Obligations (ABSJ, March 31, 2010, Statement No. 18) and the “Guidance on the Accounting Standard for Asset Retirement Obligations (ABSJ, March 31, 2010, Guidance No. 21) have been applied from the fiscal year under review.
The application of this accounting standard has no significant effect on income.

III. Notes to the Consolidated Balance Sheet

1. Accumulated depreciation (including real estate for investment) of tangible fixed assets
 3,250,501 thousand yen

2. Assets whose ownership is reserved
The ownership of some portions of buildings and structures, machinery, equipment and vehicles, and land from among fixed assets is reserved in accordance with sale-and-purchase-reservation agreements and loan-for-use agreements under the directed credit programs of Shizuoka Prefecture.
Assets whose ownership is reserved
Buildings	27,450 thousand yen
Structures	297 thousand yen
Machinery and equipment	33 thousand yen
Land	73,464 thousand yen

IV. Notes to the Consociated Statement of Income

The write-down of the book value according to the decreased profitability of inventories held for ordinary sale
Cost of sales	44,788 thousand yen

V. Notes to the Consolidated Statement of Changes in Net Assets

1. Type and number of shares issued and outstanding as of the end of the current consolidated fiscal year
 6,908,350 shares

2. Type of treasury stock and number of shares of treasury stock as of the end of the current consolidated fiscal year
 8,218 shares

3. Dividends

(1) Amount paid during the current consolidated fiscal year

Resolution	Class of share	Total amount (thousand yen)	Dividend per share (yen)	Record date	Effective date
The Board of Directors meeting for account settlement held on May 11, 2010	Common stock	103,504	15.00	March 31, 2010	June 11, 2010

(2)	Among dividends whose record dates fall in the current consolidated fiscal year, dividends whose effective dates come after the end of the current consolidated fiscal year

Resolution	Class of share	Funds for dividend	Total amount (thousand yen)	Dividend per share (yen)	Record date	Effective date
The Board of Directors meeting for account settlement held on May 10, 2011	Common stock	Retained earnings	103,501	15.00	March 31, 2011	June 10, 2011

4. Stock acquisition rights at the end of the current consolidated fiscal year

Classification (Issuance) Item	Fifth series stock acquisition rights (October 5, 2005)
Number of stock acquisition rights	909
Type and number of shares subject to Stock Acquisition Rights	Common stock (100 shares per stock acquisition right)
90,900 shares
Issue price of stock acquisition rights	Free
Exercise price of stock acquisition rights	139,700 yen per stock acquisition right
Exercise period for stock acquisition rights	From July 1, 2007 to June 30, 2011

VI. Notes to Financial Instruments

1. Matters concerning the current status of financial instruments

(1)	Policy on financial instruments
The Company Group manages funds only by short-term deposits, etc. In addition, the Group raises funds by borrowing from banks as necessary in light of its capital investment projects, mainly for the production and sale of LED application products.  The Group uses derivative transactions to hedge risks associated with foreign exchange rates, as discussed later, based on its policy of not using derivative transactions for speculative or trading purposes.

(2)	Contents and risk of financial instruments
Notes and accounts receivable ― trade are operating receivables and are therefore exposed to the credit risk of customers.  In addition, foreign-currency-denominated operating receivables that arise from global business operations, including the holdings of overseas subsidiaries, are exposed to foreign exchange risk.  The Group hedges the foreign exchange risk as necessary mainly through the use of forward exchange contracts against positions after netting foreign-currency-denominated operating receivables and operating payables.  Investment securities are exposed to the risk of market price fluctuations.  Most of these securities are the shares of corporations with which the Group has business relationships.

Notes and accounts payable ― trade are operating payables due and payable within 1 year.  Some notes and accounts payable ― trade are denominated in foreign currencies associated with the import of finished goods, raw materials, etc.  While these foreign-currency-denominated notes and accounts payable ― trade are exposed to foreign exchange risk, they are regularly within the balance of operating receivables denominated in the same currencies in which they are denominated. Bank loans are borrowed primarily for capital investment, and the final due date is 1 year later.

Derivative transactions are forward foreign exchange contracts against foreign exchange risk related to foreign-currency-denominated receivables and payables.  Hedge accounting, hedging instruments and hedged items, hedging policy, and assessment of the expected effectiveness of the hedge, etc. are as follows.

(i)	Hedge accounting
The Group uses the deferral method for hedge accounting for foreign-currency-denominated receivables and payables, etc. linked with forward foreign exchange contracts.
(ii)	Hedging instruments and hedged items
Hedging instruments	forward foreign exchange contracts
Hedged items	foreign-currency-denominated operating receivables and operating payables
(iii)	Hedging policy

The Group has a policy to conclude forward foreign exchange contracts through forecasted transactions for up to 3 months forward for export or import transactions it expects to certainly execute in the future, against the foreign exchange risk associated with foreign-currency-denominated operating receivables or foreign-currency-denominated operating payables. The Group has a policy of not using derivative transactions for speculative or trading purposes.

(iv)	Methods for evaluation of hedge effectiveness

The Group refers to accumulated changes in foreign exchange rates for both hedged items and hedging instruments from the start of hedging to the assessment of the expected effectiveness of the hedge.  The Group judges the expected effectiveness of the hedge based on both changes, etc.

(3)	Risk management system for financial instruments
(i)	Management of credit risk (risk relating to default of contracts, etc. by customers)

The operating administration department of the Company administers due dates and balances for each customer by regularly monitoring operating receivables from principal customers.  The department intends to promptly detect any doubtfulness of collection arising mainly from the deterioration of financial conditions, etc., and to thereby reduce risk.

When the Company uses derivative transactions, it does so only with highly rated financial institutions.
(ii)	Management of market risk (risk of changes in foreign exchange rates, interest rates, etc.)

In principle, the Company Group may hedge foreign-currency-denominated operating receivables and payables using forward foreign exchange contracts against the foreign exchange risk recognized by currency and by month.  Depending on foreign exchange rates, the Group may conclude forward foreign exchange contracts for foreign-currency-denominated operating receivables or payables through forecasted transactions for up to 3 months forward for export or import transactions it expects to certainly execute in the future.  The Group also regularly monitors changes in interest rates, as interest expenses relating to bank loans are subject to the risk of interest-rate volatility.

With regard to investment securities, the Group periodically recognizes the fair value and financial conditions of issuers (customers), etc. and thereby continues to review the holdings of these issuers in consideration of the Company’s relationship with its customers.

With regard to derivative transactions, the Board of Directors approves these transactions before they start, based on the risk management policies related to derivative transactions.  The Accounting division carries out transactions according to this approval and reports them to the monthly management committee meetings during the transaction period.

(4)	Supplemental explanation on the fair value, etc. of financial instruments
The fair value of financial instruments is based on market price, in principle. For instruments whose market prices are unavailable, the fair value is based on reasonable estimates.  Estimates of fair value are subject to fluctuation because they employ variance factors and assumptions.

(5)	Concentration of credit risk
As of the end of the current consolidated fiscal year, 55.02% of operating receivables are from certain major customers.

2. Matters concerning the fair value of financial instruments

The amount posted on the consolidated balance sheet, the fair value, and the differences between the two were as follows, as of March 31, 2011.  However, financial instruments for which the fair value is deemed to be extremely difficult to determine are not included in the following table. (See note 2)

(Thousands of yen)
	Amount posted on the consolidated balance sheet	Fair value	Difference
(1) Cash and deposits	863,005	863,005	－
(2) Notes and accounts receivable ― trade	2,067,630	2,067,630	－
(3) Short-term loans receivable to subsidiaries and affiliates	1,200,000	1,200,000	－
(4) Investment securities
Other securities	172,182	172,182	－
Total assets	4,302,818	4,302,818	－
(1) Notes and accounts payable ― trade	1,003,949	1,003,949	－
(2) Short-term bank loans	345,300	345,300	－
(3) Accrued income taxes	20,622	20,622	－
Total liabilities	1,369,871	1,369,871	－
Note 1:	Method for calculating the fair value of financial instruments, and matters concerning securities
Assets:
(1)	Cash and deposits
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(2)	Notes and accounts receivable ― trade
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(3)	Short-term loans receivable to subsidiaries and affiliates

The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(4)	Investment securities
The fair value of stocks is based on the prices on the stock exchange.
In addition, notes to other securities are as follows.
(i)	Acquisition cost, amount posted on the consolidated balance sheet, and difference relating to other securities
(Thousands of yen)
Category	Acquisition cost	Amount posted on the consolidated balance sheet	Difference
Amount posted on the consolidated balance sheet exceeding acquisition cost
Stocks	138,768	167,557	28,788
Sub-total	138,768	167,557	28,788
Amount posted on the consolidated balance sheet not exceeding acquisition cost
Stocks	5,365	4,625	(740)
Sub-total	5,365	4,625	(740)
Total	144,134	172,182	28,048

(ii)	Other securities sold during the current consolidated fiscal year
		(Thousands of yen)
Amount sold	Total gains	Total losses
32,853	19,299	－

Liabilities
(1)	Notes and accounts payable ― trade
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(2)	Short-term bank loans
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(3)	Accrued income taxes
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.

Note 2:	The fair value of financial instruments whose fair value is considered extremely difficult to determine
(Thousands of yen)
Category	Amount posted on the consolidated balance sheet
Unlisted stocks	1,450
The fair value of the above is considered to be extremely difficult to determine, as there are no market prices. Therefore, these stocks are not included in “(4) Investment securities.”

Note 3:	The amount of scheduled redemption of receivables after the end of the current consolidated fiscal year
(Thousands of yen)
	Within 1 year	Within 5 years and over 1 year	Within 10 years and over 5 years	Over 10 years
Cash and deposits	863,005	－	－	－
Notes and accounts receivable ― trade	2,067,630	－	－	－
Short-term loans receivable to subsidiaries and affiliates	1,200,000	－	－	－
Total	4,130,636	－	－	－

Note 4:	The amount of scheduled repayment of long-term bank loans after the end of the current consolidated fiscal year
(Thousands of yen)
	Within 1 year	Within 2 years and over 1 year	Within 3 years and over 2 years	Within 4 years and over 3 years	Within 5 years and over 4 years	Over 5 years
Short-term bank loans (Current portion of long-term bank loans)	9,000	－	－	－	－	－
Total	9,000	－	－	－	－	－

VII. Notes to lease properties

Lease properties and their fair value

1. Summary of lease properties
The Company owns lease office buildings (including land) in Tokyo and idle real estate in Niigata.

2. Amount posted on the consolidated balance sheet, major changes in the current consolidated fiscal year, the fair value at the end of the current consolidated fiscal year, and the method for calculating the fair value, for lease properties
(Thousands of yen)
Amount posted on the consolidated balance sheet			Fair value at the end of the current consolidated fiscal year
Balance at the end of previous consolidated fiscal year	Changes during the current consolidated fiscal year	Balance at the end of the current consolidated fiscal year
159,861	(2,601)	157,260	193,820
Notes 1:	The amount posted on the consolidated balance sheet is equal to the acquisition cost minus the accumulated depreciation.
2:	Major changes
Decrease: depreciation of lease properties	3,111 thousand yen
3:	Method for calculating the fair value
The fair value at the end of the current consolidated fiscal year is primarily an amount calculated by the Company based on the Real Estate Appraisal Standard (including that adjusted using indexes, etc.).

3.	Income from lease properties
Real estate rent from the above lease properties amounted to 155 thousand yen (real estate rent is posted as other income and real estate expenses are posted as other expenses).

VIII. Notes to per share information

1. Net asset per share	937.09 yen
2. Net loss per share	31.41 yen

IX. Important Subsequent Events

None requiring disclosure

X. Additional Information

Execution of the Share Exchange Agreement
At a meeting of its board of directors held on March 25, 2011, the Company resolved to conduct a share exchange in order to make TAMURA CORPORATION (“TAMURA”) a wholly-owning parent company and the Company a wholly-owned subsidiary, and a Share Exchange Agreement was executed on the same date.
An outline of the Share Exchange Agreement follows.

1. Purpose of the Share Exchange
The purpose of the share exchange is to deepen the infusion of KOHA’s LED-related original technologies into TAMURA’s manufacturing, research and development operations and global procurement system, a system backed by its top level power supply technologies and material technologies, in order to enhance the synergy effects of the group and reinforce the LED-related businesses of both companies.

2. Schedule for the Share Exchange (Effective Date)
August 1, 2011 (scheduled)

3. Share allotment ratio
Under the Share Exchange Agreement, 3.85 common shares of TAMURA will be allotted and delivered in exchange for each common share of KOHA; provided, however, that no shares will be allotted in the Share Exchange for the 3,600,400 common shares of KOHA held by TAMURA.

4. Basis for calculation of share exchange ratio
In order to ensure the fairness and appropriateness of the share exchange ratio of the Share Exchange, TAMURA and KOHA decided, respectively and separately, to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  TAMURA appointed Daiwa Securities Capital Markets Co., Ltd. as the third-party valuation institution and KOHA appointed Mizuho Securities Co., Ltd. as the third-party valuation institution.  TAMURA and KOHA have carefully reviewed the results of the analysis of the share exchange ratio and the advice submitted by their respective third-party valuation institutions, and each company has taken into account the financial conditions, trends in business results, trends in share price, etc. of the two companies, including the impacts caused by the Great East Japan Earthquake. Through mutual negotiation and consultation based on the results of the above deliberations and activities, the two companies have determined the share exchange ratio of the Share Exchange.

5. Outline of the wholly-owning parent company in the share exchange
Corporate Name	TAMURA CORPORATION
Location of head office	19-43 Higashi-oizumi 1-chome, Nerima-ku, Tokyo
Name and title of representative	Naoki Tamura, President/CEO
Description of business	Manufacture and sale of electronic components, electro chemical materials, mounted devices, and information equipment
Paid-in capital	11,829 million yen (as of March 31, 2011)
Net assets	29,090 million yen (as of March 31, 2011)
Total assets	60,061 million yen (as of March 31, 2011)

NON-CONSOLIDATED BALANCE SHEET
(as of March 31, 2011)
(Thousands of yen)
Account item	Amount
(Assets)
Current assets	5,929,790
Cash and deposits	797,266
Notes receivable	629,130
Accounts receivable ― trade	1,438,339
Merchandise and finished goods	688,750
Work in process	9,477
Raw materials and supplies	132,750
Accounts receivable ― other	851,111
Prepaid expenses	11,269
Deferred tax assets	123,293
Short-term loans receivable to subsidiaries and affiliates	1,249,890
Other	1,201
Allowance for doubtful receivables	(2,690)
Fixed assets	3,040,405
Tangible fixed assets	1,583,014
Buildings	508,138
Structures	13,284
Machinery and equipment	102,436
Vehicles	3,367
Tools, furniture and fixtures	49,567
Land	890,087
Lease assets	15,656
Construction in progress	475
Intangible assets	12,220
Software	4,796
Telephone subscription rights	7,424
Investments and other assets	1,445,171
Investment securities	173,632
Investments in subsidiaries and affiliates	701,234
Investments in capital	6,750
Long-term loans receivable to subsidiaries and affiliates	4,157
Deferred tax assets	184,263
Other	402,811
Allowance for doubtful receivables	(27,679)
Total Assets	8,970,196

(Thousands of yen)
Account item	Amount
(Liabilities)
Current liabilities	1,710,605
Notes payable Accounts payable ― trade	604,640 527,874
Short-term bank loans Lease obligations Accounts payable ― other	345,300 3,035 45,663
Accrued expenses	66,518
Accrued income taxes	20,622
Advances received Accounts payable ― facilities	9,042 8,274
Accrued bonuses	65,183
Other	14,449
Long-term liabilities	385,418
Lease obligations	13,451
Long-term bank loans	55,966
Accrued retirement benefits	316,000
Total Liabilities	2,096,023
(Net Assets)
Shareholders’ equity	6,857,539
Common stock	3,331,726
Capital surplus	3,287,362
Capital reserve	3,287,362
Retained earnings	249,201
Legal profit reserve	45,600
Other retained earnings	203,601
Reserve for advanced depreciation of fixed assets	6,939
General reserve	145,000
Retained earnings carried forward	51,661
Treasury stock	(10,750)
Valuation and translation adjustments	16,632
Unrealized gain on securities	16,632
Total Net Assets	6,874,172
Total Liabilities and Net Assets	8,970,196

NON-CONSOLIDATED STATEMENT OF INCOME
(from April 1, 2010 to March 31, 2011)
(Thousands of yen)
Account item	Amount
Net sales		5,789,946
Cost of sales		4,539,337
Gross profit		1,250,608
Selling, general and administrative expenses		1,180,517
Operating income		70,090
Other income
Interest income	11,165
Dividends income	3,886
Real estate rent	8,914
Miscellaneous income	4,989	28,955
Other expenses
Interest expenses	4,932
Sales discount	10,229
Foreign currency translation losses	97,990
Miscellaneous losses	13,206	126,359
Ordinary loss		27,313
Extraordinary gains
Gains on sale of fixed assets	481
Gains on sale of investment securities	19,299	19,781
Extraordinary loss
Loss on disposition of fixed assets	294	294
Loss before income taxes		7,825
Income taxes	18,198
Income taxes ― correction	1,692
Income taxes for prior periods	3,800
Deferred income taxes	(3,549)	20,141
Net loss		27,967

NON-CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(from April 1, 2010 to March 31, 2011)
(Thousands of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings
		Capital reserve	Legal profit reserve	Other retained earnings
Balance as of March 31, 2010	3,331,726	3,287,362	45,600	335,073
Change during the fiscal year
Distribution of surplus				(103,504)
Reversal of reserve for advanced depreciation of fixed assets
Net loss				(27,967)
Acquisition of treasury stock
Net change in items other than shareholders’ equity during the fiscal year
Total change during the fiscal year	－	－	－	(131,471)
Balance as of March 31, 2011	3,331,726	3,287,362	45,600	203,601

	Shareholders’ equity		Valuation and translation adjustments
	Treasury stock	Total shareholders’ equity	Unrealized gain on securities	Total net assets
Balance as of March 31, 2010	(10,627)	6,989,134	37,170	7,026,304
Change during the fiscal year
Dividends from surplus		(103,504)		(103,504)
Reversal of reserve for advanced depreciation of fixed assets		－		－
Net loss		(27,967)		(27,967)
Acquisition of treasury stock	(122)	(122)		(122)
Net change in items other than shareholders’ equity during the fiscal year		－	(20,538)	(20,538)
Total change during the fiscal year	(122)	(131,594)	(20,538)	(152,132)
Balance as of March 31, 2011	(10,750)	6,857,539	16,632	6,874,172

Note:	Details of other retained earnings	(thousands of yen)
	Other retained earnings
	Reserve for advanced depreciation of fixed assets	General reserve	Retained earnings carried forward	Total
Balance as of March 31, 2010	12,691	145,000	177,381	335,073
Change during the fiscal year
Dividends from surplus			(103,504)	(103,504)
Reversal of reserve for advanced depreciation of fixed assets	(5,751)		5,751	－
Net loss			(27,967)	(27,967)
Total change during the fiscal year	(5,751)	－	(125,719)	(131,471)
Balance as of March 31, 2011	6,939	145,000	51,661	203,601

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

1. Figures less than one thousand are rounded down to the nearest thousand.

2. Notes to significant accounting policies

(1)	Standards and methods for the valuation of securities
Stocks of subsidiaries	Stated at cost using the moving-average method
Other securities
Securities with market value	Market value method based on the closing market price as of the end of the fiscal term
Differences in valuation are included directly in net assets and costs of sold securities are calculated using the moving-average method.
Securities without market value	Stated at cost using the moving-average method

(2)	Standards and methods for the valuation of inventories
The carrying amounts in the accompanying balance sheets are stated at cost after reducing the book value according to the decreased profitability.
Merchandise	the moving-average method
Finished goods	the moving-average method
Work in process	the moving-average method
Raw materials	the moving-average method
Supplies	the last purchase method

(3)	Depreciation methods for fixed assets
(i) Tangible fixed assets (excluding lease assets)
Mainly the declining-balance method
However, buildings (excluding improvements) acquired by the Company on or after April 1, 1998 are depreciated using the straight-line method.
Useful lives of main assets are as follows:
Buildings	31 to 50 years
Structures	7 to 15 years
Machinery and equipment	5 to 7 years
Vehicles	6 years
Tools, furniture and fixtures	2 to 6 years
However, main assets acquired on or before March 31, 2007 are depreciated using the straight-line method over 5 years from the year following the year when they were depreciated to the allowable limit for depreciation.

(ii) Intangible assets (excluding lease assets)
Straight-line method
As for software (for in-house use), the straight-line method is used with a useful life.

(iii) Lease assets
Lease assets arising from finance lease transactions in which ownership is not transferred.
Depreciation shall be computed by the straight-line method based on the assumption that the useful life equals the lease term and that the residual value equals zero.

From among finance lease transactions in which ownership is not transferred, transactions that start on or before March 31, 2008 are accounted for by the accounting method used for ordinary lease transactions.

The lease term is mainly 6 years.

(4)	Standards of accounting for allowances and accruals
(i) Allowance for doubtful receivables

Estimated uncollectible amounts are calculated by using historical data for trade receivables and by individually considering the probability of collection for doubtful receivables.
(ii) Accrued bonuses
Accrued bonuses are calculated based on the estimates of employee bonuses attributable to the current fiscal year.
(iii) Accrued retirement benefits
Accrued employee retirement benefits are calculated based on the estimates of retirement benefit obligations and pension assets as of the end of the consolidated fiscal term.
Net unrecognized actuarial gain or loss is amortized from the year following the year in which the gain or loss is recognized by the straight-line method over 5 years. In addition, the prior service cost is expensed in the consolidated fiscal term as incurred.

(5)	Accounting method for consumption tax
The tax exclusion method is adopted for consumption tax and local consumption tax.

(6)	Changes in accounting policies
Adoption of asset retirement obligations
The “Accounting Standard for Asset Retirement Obligations (ABSJ, March 31, 2010, Statement No. 18) has been applied from the fiscal year under review.
The application of this accounting standard has no significant effect on income.

3. Notes to the Balance Sheet

(1)	Accumulated depreciation (including real estate for investment) of tangible fixed assets
2,677,302 thousand yen

(2)	Receivables from and payables to subsidiaries and affiliates:
Short-term receivables	2,048,351 thousand yen
Long-term receivables	4,157 thousand yen
Short-term payables	131,177 thousand yen

(3)
The ownership of some portions of buildings, structures, machinery and equipment, and land from among fixed assets is reserved in accordance with sale-and-purchase-reservation agreements and loan-for-use agreements under the directed credit programs of Shizuoka Prefecture.

Assets whose ownership is reserved
Buildings	27,450 thousand yen
Structures	297 thousand yen
Machinery and equipment	33 thousand yen
Land	73,464 thousand yen

4. Notes to statement of income

(1) Operating transactions with subsidiaries and affiliates
Operating transactions
Net sales	62,714 thousand yen
Purchases	2,116,160 thousand yen
Raw materials, etc. provided	1,793,242 thousand yen
Transactions with subsidiaries and affiliates other than operating transactions	11,592 thousand yen

(2) The write-down of the book value according to the decreased profitability of inventories held for ordinary sale
Cost of sales	44,788 thousand yen

5. Notes to statement of changes in net assets

Type of treasury stock and number of shares of treasury stock as of the end of the fiscal term
Common stock	8,218

6. Notes to accounting for income taxes

Details of recognition of deferred tax assets and liabilities by principal causes

Deferred tax assets:	Tax loss carried forward	447,227 thousand yen
	Accrued bonuses	26,529 thousand yen
	Loss on revaluation of inventories	145,422 thousand yen
	Accrued retirement benefits	128,612 thousand yen
	Allowance for doubtful receivables	10,957 thousand yen
	Impairment losses	123,848 thousand yen
	Long-term notes and accounts payable ― other	20,757 thousand yen
	Others	16,606 thousand yen
	Sub-total of deferred tax assets	919,960 thousand yen
	Valuation allowance	(591,467) thousand yen
	Total of deferred tax assets	328,493 thousand yen

Deferred tax liabilities:	Prepaid pension expenses	4,781 thousand yen
	Reserve for advanced depreciation of fixed assets	4,739 thousand yen
	Unrealized gain on securities	11,415 thousand yen
	Total of deferred tax liabilities	20,936 thousand yen
	Net of deferred tax assets (liabilities)	307,556 thousand yen

7. Notes to fixed assets used under leases

(1)
Financial lease transactions other than those under which the ownership of the lease assets is transferred to the lessee before the commencement of the initial fiscal year subject to the Accounting Standard for Lease Transactions (lessee)

(i) The respective amounts equal to the acquisition cost, accumulated depreciation, and closing balance of the lease assets

(Thousands of yen)
	Machinery and equipment	Total
Amount equal to the acquisition cost	43,200	43,200
Amount equal to the accumulated depreciation	23,142	23,142
Amount equal to the closing balance	20,057	20,057
(ii) Amount equal to unexpired lease payment at the end of the term
Within 1 year	6,274 thousand yen
Over 1 year	14,752 thousand yen
Total	21,027 thousand yen
(iii) Lease payments, the amount equal to depreciation, and the amount equal to interest payments
Lease payments	6,765 thousand yen
The amount equal to depreciation	6,171 thousand yen
The amount equal to interest payments	658 thousand yen
(iv) Method for calculating the amount equal to depreciation and interest payments
* Method for calculating the amount equal to depreciation
Depreciation shall be computed by the straight-line method based on the assumption that the useful life equals the lease term and that the residual value equals zero.
* Method for calculating the amount equal to interest payments
The difference between total lease payments and the amount equal to acquisition costs of the lease assets is considered the amount equal to interest payments. The interest method is used for the allocation of this amount to each period.

(2) Finance lease transactions (lessee)
Financial lease transactions other than those under which the ownership of the leased assets is transferred to lessee
(i) Details of lease assets
* Tangible fixed assets
Principally fixtures (tools, furniture and fixtures) in the head office
(ii) Depreciation method for leased assets
Depreciation shall be computed by the straight-line method based on the assumption that the useful life equals the lease term and that the residual value equals zero.

(3) Operating lease transactions (lessee)

Unexpired lease payment on noncancellable operating lease transactions
Within 1 year	1,660 thousand yen
Over 1 year	2,082 thousand yen
Total	3,743 thousand yen

8. Notes to transactions with affiliated parties

(1) Transactions with affiliated parties

Type	Name of Company, etc.	Location	Common stock or investments thousands of yen)	Field of business or occupation	Ownership of voting rights, etc. Ownership percentage)	Relationship with affiliated parties	Details of the transaction	Amount of the transaction (thousands of yen)	Account	Balance as of the end the of fiscal term (thousands of yen)
Parent company	TAMURA CORPORATION	Nerima-ku, Tokyo	11,829,654	Manufacturer	Directly owned 52.2%	Sale of product Purchase of product Capital and business alliance Concurrently serving directors or corporate auditors Lending of funds	(Other than operating transactions)
							Receipt of interest	5,912	Short-term loans receivable to subsidiaries and affiliates	1,200,000
Subsidiary	Op-Seed Co., (BD) Ltd.	People’s Republic of Bangladesh	682,468	Manufacturer	Direct ownership 100%	Provision of raw materials Purchase of finished goods Lending of funds Concurrently serving directors or corporate auditors	(Operating transactions)
							Purchase of electronic components	2,055,320	Accounts receivable	128,565
							Provision for value of raw materials and finished goods	1,793,242	Accounts payable – other	754,544
							(Other than operation transactions)
							Receipt of interest	4,359	Short-term loans receivable Log-term loans receivable	49,890
										4,157
							Subscription of new shares	167,640
Sister Company	AIZU TAMURA CORPORATION	Onuma-gun, Fukushima	95,000	Manufacturer	－	Provision of raw materials Purchase of products	(Operating transactions)
							Purchase of electronic components	869,265	Accounts payable	96,970
Notes:	1.	The transaction amounts in the table above do not include consumption taxes, but the balances as of the end of the fiscal term include consumption taxes.
2.	Conditions of transactions and policy for determining conditions of transactions:
Conditions of transactions for purchase, etc. of electronic components are determined after mutual consultation by the same methods used to determine the general terms and conditions of business, based on considerations of market value.
In addition, a lending rate for funds is determined based on considerations of the market interest rate. The Company does not receive deposits of collaterals.

(2) Information about the parent company
TAMURA CORPORATION (listed on the first section of the Tokyo Stock Exchange)

9. Notes to per share data

(1) Net assets per share	966.24 yen

(2) Net loss per share	4.05 yen

10. Notes to accounting for retirement benefits

(1) Summary of the retirement benefits plan adopted
The Company has established an employee pension fund, a defined benefit corporate pension plan, and a lump sum retirement benefit plan.
(2) Retirement benefit obligations and details
Retirement benefit obligations	(i)	540,699 thousand yen
Pension assets	(ii)	212,797 thousand yen
Accrued retirement benefit	(iii)	316,000 thousand yen
Prepaid benefit expenses	(iv)	11,747 thousand yen
Subtraction ((i) – (ii) – (iii) + (iv))		23,649 thousand yen

(Details of subtraction)
Net unrecognized actuarial gain or loss		23,649 thousand yen

11. Notes to subsequent events

None

12. Additional Information

(Execution of the Share Exchange Agreement)
At a meeting of its board of directors held on March 25, 2011, the Company resolved to conduct a share exchange in order to make TAMURA CORPORATION (“TAMURA”) a wholly-owning parent company and the Company a wholly-owned subsidiary, and a Share Exchange Agreement was executed on the same date.

An outline of the Share Exchange Agreement follows.

(1) Purpose of the Share Exchange
The purpose of the share exchange is to deepen the infusion of KOHA’s LED-related original technologies into TAMURA’s manufacturing, research and development operations and global procurement system, a system backed by its top level power supply technologies and material technologies, in order to enhance the synergy effects of the group and reinforce the LED-related businesses of both companies.

(2) Schedule for the Share Exchange (Effective Date)
August 1, 2011 (scheduled)

(3) Share allotment ratio
Under the Share Exchange Agreement, 3.85 common shares of TAMURA will be allotted and delivered in exchange for each common share of KOHA; provided, however, that no shares will be allotted in the Share Exchange for the 3,600,400 common shares of KOHA held by TAMURA.

(4) Basis for calculation of share exchange ratio
In order to ensure the fairness and appropriateness of the share exchange ratio of the Share Exchange, TAMURA and KOHA decided, respectively and separately, to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  TAMURA appointed Daiwa Securities Capital Markets Co., Ltd. as the third-party valuation institution and KOHA appointed Mizuho Securities Co., Ltd. as the third-party valuation institution.  TAMURA and KOHA have carefully reviewed the results of the analysis of the share exchange ratio and the advice submitted by their respective third-party valuation institutions, and each company has taken into account the financial conditions, trends in business results, trends in share price, etc. of the two companies, including the impacts caused by the Great East Japan Earthquake.  Through mutual negotiation and consultation based on the results of the above deliberations and activities, the two companies have determined the share exchange ratio of the Share Exchange.

(5) Outline of the wholly-owning parent company in the share exchange
Corporate Name	TAMURA CORPORATION
Location of head office	19-43 Higashi-oizumi 1-chome, Nerima-ku, Tokyo
Name and title of representative	Naoki Tamura, President/CEO
Description of business	Manufacture and sale of electronic components, electro chemical materials, mounted devices, and information equipment
Paid-in capital	11,829 million yen (as of March 31, 2011)
Net assets	29,090 million yen (as of March 31, 2011)
Total assets	60,061 million yen (as of March 31, 2011)

[Translations of the audit reports are omitted.]

Reference Documents for Shareholders Meeting

Proposal and Reference Matters

Proposal 1 Approval of the Share Exchange Agreement between KOHA Co., Ltd. and TAMURA CORPORATION

At a meeting of their respective boards of directors held on March 25, 2011, TAMURA CORPORATION (“TAMURA”) and KOHA Co., Ltd. (“KOHA”) resolved to conduct a share exchange (the “Share Exchange”) in order to make TAMURA a wholly-owning parent company in share exchange and KOHA a wholly-owned subsidiary in share exchange, and a share exchange agreement (the “Share Exchange Agreement”) was executed on the same day between the two companies.

We ask for your approval of the execution of the Share Exchange Agreement.

The Share Exchange is scheduled to be implemented in the form of a summary share exchange (kanni kabushiki kokan) pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, without obtaining the approval of the general meeting of shareholders of TAMURA.

Upon the shareholders’ approval, TAMURA will become a wholly-owning parent company of KOHA as of the effective date (scheduled to be August 1, 2011) of the Share Exchange. KOHA will become a wholly-owned subsidiary of TAMURA, and the common shares of KOHA are scheduled to be delisted from the JASDAQ market of the Osaka Securities Exchange Co., Ltd. (“JASDAQ”) as of July 27, 2011 (the last trading date for the common shares is scheduled to be July 26, 2011).

1. Reasons for Conducting the Share Exchange

Foreseeing the expansion of the new electronics market in 2015, TAMURA prepared a new mid-term management plan called “T’s POWER+” with fiscal year ending March 2013 as the final year, based on the long-term vision of “2015 Tamura Group Vision,” and it aims to maximize its group’s collective power in the global market.  Specifically, TAMURA has set a goal of achieving “¥100 billion in sales” and “¥7 billion in operating profits (7.0% increase in operating profit ratio)” in the consolidated business results of fiscal year ending March 2013, and laid out strategies around three axes of “development strategy,” “regional strategy” and “human resources strategy” in order to realize the goal.

TAMURA is advancing new efforts steadily and actively.  For example, as a part of “No. 1 Strategy” that aims for the top share in the industry through global business development, TAMURA acquired shares of ROMARSH Ltd., which is a U.K.-based transformer manufacturer for the energy market (which means that TAMURA made ROMARSH, Ltd. its consolidated subsidiary), in April 2010, and it globally reinforced its production basis and sales channels.

Furthermore, as a part of the “One-and-Only Strategy,” TAMURA is promoting development and the introduction of LED-related materials, such as energy-saving illumination using LED (Light-Emitting Diode) application products, as well as white reflective and black absorbing materials that use film coating technologies, which are expected to grow in the future, through the collaborative development and cooperation and/or collaboration in the field of sales and marketing with KOHA, which became its wholly-owned subsidiary in May, 2008.

As an “optoelectronics engineering company,” KOHA develops optoelectronics products incorporating LEDs.  KOHA has established a solid status in the field of LED application products, providing a wide range of fields with its products, including internal switch-lit interlocking pushbuttons (product selection buttons) for vending machines that account for an overwhelming share in the market, Chip LED Lamps, which are used for the displays of various OA equipments and various display machines supporting the safety of railways.  In addition, the LED business of KOHA is set as a challenge for TAMURA Group, and the development of products with high added value, such as large-current type super luminosity LEDs using gallium oxide substrates, which TAMURA and KOHA are developing in collaboration, is actively promoted by making efficient use of TAMURA Group’s know-how, technologies and other management resources.  Through cooperation with TAMURA, results of efforts to realize large-current type super luminosity LEDs using gallium oxide substrates (which are scheduled to be installed in products in 2012) are steadily being achieved.

As for the vending machine-related business, which occupies approximately half of KOHA’s group sales, although the sales of cigarette vending machines are on a decreasing trend, needs for beverage vending machines are steady and are expected to continue to transition well, as each beverage manufacturer is now reconstructing its sales strategies using high-margin vending machines in addition to energy-saving trends by way of introducing LED illumination to vending machines.  Meanwhile, competition is becoming more intense in a LED illumination market that has expectations of growth recently, as products of major electronic manufacturers, mainly for consumer use, have now been released in the market, and many overseas manufacturers, as well as Japanese medium-sized companies, are entering this market.

With a recognition of the current situation, KOHA believes that, in order to reinforce competitiveness in a remarkable growing market, such as LED illumination, and to ensure that it has the top status in the field of LED application products, it is necessary to accelerate the speed of management decisions and synergy creation, establishing a collaborative relationship between TAMURA and KOHA that is closer than before.  In addition, TAMURA believes, as TAMURA Group, that further collaboration with KOHA is essential for the expansion of the business of, the reinforcement of competitiveness in, and the development on a global level of, the LED-related businesses, including energy-saving illumination and LED-related materials.

By making KOHA its wholly-owned subsidiary through the Share Exchange, TAMURA is now able to further deepen the infusion of its manufacturing, research and development, and global procurement system that is based on a top level power supply technology and material technology, etc. with KOHA’s LED-related original technologies.  As a result, it is believed that synergy effects, as a group, are more enhanced and a reinforcement of LED-related businesses in TAMURA Group can be realized.

Since the use of LEDs in illumination is accelerating globally, TAMURA and KOHA decided to implement the Share Exchange, with the belief that they can expect the Share Exchange to maximize the group synergy in many aspects, such as global development of LED application products based on the overseas locations of companies within the TAMURA Group and the establishment of a new type of LED devices and super luminosity LED technology, which TAMURA and KOHA are developing in collaboration.

Through the Share Exchange, TAMURA Group will enhance the corporate group value as a whole as “a company that creates one-and-only values,” increasing the speed of growth of the company, by fostering collaboration among group companies that are much stronger, and by making group management based on efficient and prompt decision making a reality.  Furthermore, TAMURA will endeavor, by enhancing the corporate value of TAMURA Group, so that the shareholders of KOHA who are to hold common shares of TAMURA through the Share Exchange enjoy a return of profit greater than before.

2. Outline of the Share Exchange Agreement

The details of the Share Exchange Agreement executed on March 25, 2011 between KOHA and TAMURA are as follows.

Share Exchange Agreement (copy)

TAMURA CORPORATION (Location: 19-43 Higashi-oizumi 1-chome, Nerima-ku, Tokyo) (“TAMURA”) and KOHA Co., Ltd. (Location: 2-6-8 Kouyama, Nerima-ku, Tokyo) (“KOHA”) execute the Share Exchange Agreement (the “Agreement”) as follows.

Article 1 (Share Exchange)

In accordance with the provisions of the Agreement, TAMURA and KOHA will conduct a share exchange in order to make TAMURA a wholly-owning parent company and KOHA a wholly-owned subsidiary (the “Share Exchange”), and TAMURA will acquire all of KOHA’s shares issued and outstanding (excluding KOHA’s shares held by TAMURA) through the Share Exchange.

Article 2 (Shares delivered on the Share Exchange and Allotment of shares)
1.
When conducting the Share Exchange, TAMURA will deliver TAMURA’s common shares to KOHA’s shareholders (excluding TAMURA) just before TAMURA acquires all of KOHA’s shares issued and outstanding on the Share Exchange (the “Base Time”) (excluding KOHA’s shares held by TAMURA), the number of which will be the total number of KOHA’s common shares in the possession of KOHA’s shareholders multiplied by 3.85, in place of KOHA’s common shares.

2.
When conducting the Share Exchange, TAMURA will allot 3.85 shares of TAMURA’s common shares to each of KOHA’s shareholders at the Base Time (excluding TAMURA) in exchange for KOHA’s common shares in the possession of KOHA’s shareholders.

3.
With respect to fractions of less than one common share upon allotment pursuant to the provisions of the preceding Paragraph, TAMURA will handle the fractional shares in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of 2005, including amendments thereafter.  The same shall apply thereafter).

Article 3 (Amount of Paid-in Capital and Reserve of the Wholly-owning Parent Company in the Share Exchange)
The amount of the increase in paid-in capital and reserves of TAMURA as a result of the Share Exchange will be as follows.
(1)	Amount of paid-in capital	¥0
(2)	Amount of capital reserves	Amount separately provided by TAMURA in accordance with Article 39 of the Corporate Calculation Regulations (Ordinance of the Ministry of Justice No. 13 of 2006, including amendments thereafter.).
(3)	Amount of legal reserves	¥0

Article 4 (Effective Date of Share Exchange)

The effective date of the Share Exchange will be August 1, 2011 (the “Effective Date”).  However, this may be altered upon prior negotiation and agreement between TAMURA and KOHA, if necessary for the purpose of the procedures of the Share Exchange or for other reasons.

Article 5 (Approval of the Share Exchange Agreement)
1.
Pursuant to the main text of Article 796, Paragraph 3 of the Companies Act, TAMURA will implement the Share Exchange without obtaining the approval of the general meeting of shareholders provided in Article 795, Paragraph 1 of the Companies Act with respect to this Agreement. If, however, shareholders in possession of shares equal in number or above the number of shares provided in Article 197 of the Ordinance for the Enforcement of the Companies Act (Ordinance of the Ministry of Justice No. 12 of 2006, including amendments thereafter) submit a notice of objection in accordance with Article 796, Paragraph 4 of the Companies Act, TAMURA will hold a general meeting of shareholders by the date preceding the Effective Date and request a resolution regarding the approval of the Agreement and other matters necessary for the Share Exchange.

2.
KOHA will request a resolution regarding approval of the Agreement and other matters required for the Share Exchange at the ordinary general meeting of shareholders scheduled to be held in late June 2011.

3.
The procedures provided in the two preceding Paragraphs may be altered upon prior negotiation and agreement between TAMURA and KOHA, if necessary for the purpose of the procedures of the Share Exchange or for other reasons.

Article 6 (Cancellation of Treasury Stock)

Upon resolution of KOHA’s meeting of board of directors to be held by the date preceding the Effective Date, KOHA shall cancel, as of the Base Time, all treasury stock in its possession at the Base Time (including shares acquired by KOHA in accordance with the request for purchase of shares by KOHA’s shareholders pursuant to Article 785 of the Companies Act on the Share Exchange) after the effectuation of the purchase of shares related to the request for purchase.

Article 7 (Disposal of Stock Acquisition Rights)

If the Agreement is approved at the ordinary general meeting of shareholders scheduled to be held in late June 2011, and if there are Stock Acquisition Rights issued on October 5, 2005 or other Stock Acquisition Rights issued by KOHA and not cancelled by the date preceding the Effective Date, KOHA shall acquire all such Rights without consideration and cancel them.  Further, KOHA shall make all necessary arrangements for the resolution of the board of directors’ meetings required for this and all other procedures required under laws.

Article 8 (Duty of Due Care of a Prudent Manager)

TAMURA and KOHA shall each execute its duties and manage and maintain its assets with the due care of a prudent manager, after execution of the Agreement and before the Effective Date, and any activities that may impose material effects on the assets or rights and obligations of TAMURA or KOHA shall be conducted upon prior negotiation and agreement between TAMURA and KOHA.

Article 9 (Amendment and Termination)

If there is any material change in the state of assets or business performance of TAMURA or KOHA after the execution of the Agreement and before the Effective Date, or if any event that may substantially interfere with the execution of the Share Exchange occurs or clearly will occur, TAMURA and KOHA may amend the terms of the Share Exchange or other details of the Agreement or terminate the Agreement upon negotiation and agreement between TAMURA and KOHA.

Article 10 (Validity of the Agreement)

If this Agreement is not approved or any resolution related to other matters necessary for the Share Exchange is not adopted by TAMURA’s general meeting of shareholders provided in the proviso clause of Article 5, Paragraph 1 herein or by KOHA’s ordinary general meeting of shareholders provided in Article 5, Paragraph 2 herein, or if any approval of relevant authorities that needs to be obtained prior to the Effective Date in accordance with laws and regulations in order to implement the Share Exchange is not obtained, this Agreement will lose its validity.

Article 11 (Governing Law and Jurisdiction)
1.	This Agreement will be governed by and construed according to the laws of Japan.
2.	The Tokyo District Court will be the court of exclusive and agreed jurisdiction of the first trial for any and all disputes related to this Agreement.

Article 12 (Matters for Negotiation)
Matters not stipulated in this Agreement or any doubt related to this Agreement will be settled between TAMURA and KOHA upon negotiation in good faith.

IN WITNESS WHEREOF, TAMURA and KOHA have executed this Agreement in duplicate and affixed their names and seals, and each party shall keep one copy.

March 25, 2011

TAMURA:	TAMURA CORPORATION 19-43, Higashi-oizumi 1-chome, Nerima-ku, Tokyo Naoki Tamura, President/CEO SEAL
KOHA:	KOHA Co., Ltd. 2-6-8 Kouyama, Nerima-ku, Tokyo Yasuhiro Nakashima President and Representative Director SEAL

3. Matters regarding the appropriateness of exchange consideration

(1)	Matters on the appropriateness of the total number and allotment of exchange consideration
Through the Share Exchange, 3.85 common shares of TAMURA will be allotted and delivered in exchange for each share of KOHA. However, the allotment of shares in the Share Exchange will not be conducted with regard to the 3,600,400 shares of KOHA held by TAMURA.
Through the Share Exchange, TAMURA is scheduled to allot and deliver 12,703,968 common shares. Of the number of shares to be delivered, however, 5,000,000 shares of treasury stock held by TAMURA will be appropriated and the shares in shortage will be newly issued as common stock.
Upon resolution of its meeting of board of directors to be held by the date preceding the Effective Date, the Company intends, as of the Base Time (as defined below), to cancel all treasury stock (including shares the Company acquires in response to any request for the purchase of shares by objecting shareholders pursuant to Article 785 of the Companies Act exercised in relation to the Share Exchange) that it will possess immediately before TAMURA acquires all of the Company’s outstanding shares (however, excluding the common shares of the Company held by TAMURA) (the “Base Time”) by the Share Exchange. The number of shares allotted and delivered by the Share Exchange may be amended in the future due to certain reasons, including the cancellation of treasury stock by the Company.

1)	Basis of calculation
In order to ensure the fairness and the appropriateness of the share exchange ratio of the Share Exchange, TAMURA and KOHA respectively and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  Tamura appointed Daiwa Securities Capital Markets Co. Ltd. (“Daiwa Securities Capital Markets”) as the third-party valuation institution, and KOHA appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), as the third-party valuation institution.

Mizuho Securities adopted, in the valuation of TAMURA’s common shares, the market price basis analysis and the discounted cash flow analysis (“DCF Analysis”).  In the market price basis analysis, for the target periods, taking into account the various conditions, such as the status of the stock market, the closing share price simple average on the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) has been adopted (i) on the calculation base date and (ii) for the periods of 1 month (From February 24, 2011 through March 23, 2011), 3 months (From December 24, 2010 through March 23, 2011) and 6 months (From September 24, 2010 through March 23, 2011) prior to the calculation base date, using March 23, 2011, as the calculation base date.
In addition, Mizuho Securities adopted, in the valuation of KOHA’s common shares, market price basis analysis and DCF analysis.  In the market price basis analysis, for the target periods, taking into account the various conditions, such as the status of the stock market, the closing share price simple average on JASDAQ has been adopted (i) on the calculation base date and (ii) for the periods of 1 month (From February 24, 2011 through March 23, 2011), 3 months (From December 24, 2010 through March 23, 2011) and 6 months (From September 24, 2010 through March 23, 2011) prior to the calculation base date, using March 23, 2011, as the calculation base date.
The calculation results reached through each calculation method for the number of the allotted common shares of TAMURA per common share of KOHA are 3.00~3.45 (market price basis analysis) and 2.01~4.44 (DCF analysis), and such results have been submitted to KOHA.

Calculation method	Calculation ranges of share exchange ratio
Market price basis analysis	3.00～3.45
DCF Analysis	2.01～4.44
(Note) Upon calculation of the share exchange ratio, Mizuho Securities adopted directly, in principle, the information given by both companies and the information disclosed to public, and based on the belief that such adopted materials and information are all accurate and complete and there is no undisclosed facts to Mizuho Securities that may significantly impact the calculation of the share exchange ratio, Mizuho Securities did not independently verify the accuracy or completeness of such information.  Further, with respect to the assets and liabilities (including contingent liabilities) of both companies and their related companies, it is a given fact that no valuation or assessment has independently been made.  In addition, with respect to the financial outlook of both companies referred to upon such calculation, it is a given fact that such financial outlook has been reasonably prepared and executed based on the best estimates and judgments provided by both companies and that such calculation has reflected the information and economic situation as of March 23, 2011.  Calculation results concerning the share exchange ratio submitted by Mizuho Securities shall not represent an opinion regarding the fairness of the share exchange ratio upon the Share Exchange.

On the other hand, Daiwa Securities Capital Markets adopted, in the valuation of TAMURA’s common shares, as common shares of TAMURA are listed on the Tokyo Stock Exchange and a market share price exists, the market price analysis (adopting the average closing share price for (i) the period starting from March 14, 2011, on which “Notice regarding Impact by the Tohoku - Pacific Ocean Earthquake” of TAMURA and “Notice regarding the “Tohoku - Pacific Ocean Earthquake” of KOHA were announced, to the calculation base date and (ii) the adopted respective periods of the most recent 1 month-period, 3 month-period and 6 month-period to the calculation base date, using March 23, 2011 as the calculation base date) for calculation.
In the valuation of KOHA’s common shares, as common shares of KOHA are listed on the JASDAQ and a market share price exists, Daiwa Securities Capital Markets adopted the market price basis analysis (adopting the average closing share price for (i) the period starting from March 14, 2011, on which “Notice regarding Impact by the Tohoku - Pacific Ocean Earthquake” of TAMURA and “Notice regarding the “Tohoku - Pacific Ocean Earthquake” of KOHA were announced, to the calculation base date and (ii) the adopted respective periods of the most recent 1 month-period, 3 month-period and 6 month-period to the calculation base date, using March 23, 2011 as the calculation base date), as well as DCF Analysis in order to take into account the state of future business operations in the assessment, for calculation.
The following shows the calculation ranges of each calculation method when the share value per common share of TAMURA is set at 1.

Calculation method	Calculation ranges of share exchange ratio
Market price basis analysis	3.00～3.50
DCF Analysis	3.29～5.10
(Note) Upon calculation of the share exchange ratio, Daiwa Securities Capital Markets adopted, in principle, the information given by both companies and the information disclosed to public, and based on the belief that such adopted materials and information are all accurate and complete, Daiwa Securities Capital Markets did not independently verify the accuracy, reliability, completeness or appropriateness of such information.  Further, with respect to the assets or liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of both companies and their related companies, no valuation, appraisal, or assessment, including analysis and valuation of the individual assets and liabilities, has independently been made, and no such valuation, appraisal, or assessment, has been requested to any third-party institution.  In addition, it is a given fact that the business plan and financial forecast of KOHA have been executed reasonably and in accordance with the appropriate procedure based on the best estimate and judgment at the moment of the management of KOHA.

Moreover, the earnings plan submitted to Mizuho Securities by TAMURA and the earnings plan submitted to Daiwa Securities Capital Markets and Mizuho Securities by KOHA, as a basis for calculation in the DCF Analysis, include the financial year expecting a significant increase in profit on or after the financial year ending March of 2012.  This is because that, with respect to TAMURA, TAMURA believes that, despite a continuation of the harsh economic conditions for the time being, such as the yen’s sharp appreciation, the performance will improve later based on the grounds that, in addition to the recovery of the economic condition, there will be an expansion of the high value-added businesses in the fields of energy and automotives, and the cost reduction effect along with the structural reform and profit increase in the KOHA-centered LED-related businesses as described below.  Further, with respect to KOHA, KOHA believes that, despite profits currently being on the decrease due to growing price competition in the field of LED lighting, performance will improve later based on the grounds that, in addition to the recovery of the economic condition, there will be an increase in profit through the sale of the gallium oxide substrate (to be introduced in 2012, which has been jointly developed with TAMURA), the vertical-structured (large-current type) super luminosity chip LED that uses the said gallium oxide substrate and lighting products that use the said vertical-structured (large-current type) super luminosity chip LED.

2)	Process of calculation
TAMURA and KOHA have carefully reviewed the results of the analysis of the share exchange ratio and the advice submitted by their respective third-party valuation institutions, and each company has taken into account the financial conditions, trends in business results, trends in share price, etc. of both companies, including the impact caused by the Tohoku - Pacific Ocean Earthquake, and, furthermore, both companies have negotiated and consulted with each other based on the results of the above process.  As a result, both companies came to a decision that the share exchange ratio, as described in 3. (1) above, is proper and advances the interests of their respective shareholders.  Therefore, both companies resolved the share exchange ratio of the Share Exchange at the board of directors of each company held on March 25, 2011, and executed the Share Exchange Agreement between themselves on the same date.
If any of the conditions on which the calculation is based materially change, the share exchange ratio in the Share Exchange Rate may be altered upon negotiation between the two parties.

3)	Relationship with valuation institutions
Mizuho Securities and Daiwa Securities Capital Markets are valuation institutions that are independent from KOHA and TAMURA. Neither is a party related to TAMURA or KOHA, and neither has any material interest to be noted in connection with the Share Exchange.

(2)	Reason why the common shares of TAMURA have been chosen as the exchange consideration
KOHA and TAMURA chose the common shares of TAMURA, the wholly-owning parent company in the share exchange, as the exchange consideration for the Share Exchange related to the common shares of KOHA.
As the common shares of TAMURA are listed on the first section of the Tokyo Stock Exchange and retain their liquidity, trading opportunities are ensured. Further, if the shareholders of KOHA obtain the common shares of TAMURA as the exchange consideration, they can acquire profit through the integration effect relevant to the acquisition of ownership of KOHA through the Share Exchange. In consideration of the above, KOHA chose the common shares of TAMURA as the exchange consideration in the Share Exchange.

(3)	Matters to be considered to avoid any impairment of the interests of KOHA’s shareholders
Since TAMURA already owns 52.18% of the voting rights of the all shareholders of KOHA, in implementing the Share Exchange, KOHA have taken the following measures in order to ensure the fairness of the share exchange ratio in the Share Exchange and to avoid conflicts of interest.

1)	Measures to ensure fairness
KOHA, in implementing the Share Exchange, requested Mizuho Securities, acting as a third-party valuation institution, to calculate the share exchange ratio in order to ensure the fairness of the share exchange ratio in the Share Exchange.  Referring to such calculation results, KOHA negotiated and consulted with TAMURA, and resolved to implement the Share Exchange based on the share exchange ratio as described 3. (1) above, at the board of directors held on March 25, 2011.
KOHA has not obtained a fairness opinion regarding the share exchange ratio from a third-party valuation institution.
Further, KOHA has selected Oh-Ebshi LPC & Partners as its legal advisor upon the Share Exchange, and received legal advice on the appropriate procedures and arrangements, etc.

2)	Measures to avoid conflicts of interest
In light of avoidance of conflicts of interest, among the directors of KOHA, Mr. Naoki Tamura, a director, who also serves as a representative director of TAMURA, Mr. Masahiro Asada, a director, who is in charge of overall control of the business of KOHA and also serves as a director with overall control of the electronic components business of TAMURA, and Mr. Hiroyuki Iida, a director, who also serves as a director and General Manager of Corporate Management Unit of TAMURA and is involved with the Share Exchange on TAMURA’s side, have not participated in any discussions or negotiations for the Share Exchange with TAMURA or any deliberations or resolutions concerning the Share Exchange at the board of directors of KOHA.  In addition, among directors of KOHA, Mr. Yasuhiro Nakashima, a representative director, who also serves as director of TAMURA and Mr. Akimoto Fujiyama, a representative director, who also serves as an advisor of TAMURA, have not participated in any discussions or negotiations for the Share Exchange with TAMURA.  Similarly, among auditors of KOHA, Mr. Yoshiki Takemura, an outside auditor, who also serves as an auditor of TAMURA, has not participated in any discussions or negotiations for the Share Exchange with TAMURA or any deliberations concerning the Share Exchange at the board of directors meeting of KOHA and has not expressed any opinions.

At the relevant board of directors of KOHA, to which six (6) directors of KOHA (excluding Mr. Naoki Tamura, Mr. Masahiro Asada and Mr. Hiroyuki Iida) and all the auditors of KOHA (excluding Mr. Yoshiki Takemura, an outside director) (two (2) outside auditors) attended, the execution of the Share Exchange Agreement was resolved unanimously by all directors participating therein.  Since Mr. Yasuhiro Nakashima, a representative director, who also serves as director of TAMURA and Mr. Akimoto Fujiyama, a representative director, who also serves as an advisor of TAMURA are not involved in the Share Exchange on the TAMURA’s side, they have participated in the deliberation and resolution with respect to the Share Exchange at the board of directors, in order to surely constitute a quorum therefor.  However, in light of avoiding a conflict of interest, to be sure, a two-stage process has been taken in which: Prior to such deliberation and resolution, first, (i) four (4) directors, Mr. Hajime Ooi, Mr. Akira Ando, Mr. Kazuo Aoki and Mr. Hideo Kamiyama, who hold no position with TAMURA, have conducted a deliberation regarding the Share Exchange and unanimously resolved for the execution of the Share Exchange Agreement, and, subsequently, (ii) six (6) directors (including Mr. Yasuhiro Nakashima, a representative director, and Mr. Akimoto Fujiyama, a representative director) have conducted a deliberation regarding the Share Exchange again and have resolved for the execution of the Share Exchange Agreement unanimously.
Moreover, all the auditors of KOHA (excluding Mr. Yoshiki Takemura, an outside auditor) (2 outside auditors) attended to the relevant board of directors and expressed their consent to the resolution for the execution of the Share Exchange Agreement.
In addition, KOHA received an written opinion on March 24, 2011, by Mr. Mitsuru Moriyama, an outside auditor, who is an independent officer having no interest in TAMURA, which is the controlling shareholder of KOHA, stating that the Share Exchange is not deemed to be disadvantageous to the minority shareholders of KOHA, on the basis that it is deemed that KOHA will proceed with the Share Exchange on its judgment that the Share Exchange will enhance the corporate value, and there is no reason to suspect the validity of its purpose of implementing the Share Exchange, irrationality in the exchange ratio and other terms of the Share Exchange, nor cause for suspicion of inappropriateness of such exchange ratio and other terms of it, and, furthermore, the Share Exchange is subject to the fair procedures along with the measures to prevent conflicts of interest.

(4)	Matters related to the appropriateness of the paid-in capital and reserves of TAMURA
1)	Paid-in capital and reserves of TAMURA increased by the Share Exchange are as follows:
Amount of increase in paid-in capital	¥0
Amount of increase in capital reserves	Amount separately provided under Article 39 of Corporate Calculation Regulations
Amount of increase in legal reserves	¥0
2)
We consider the amount of paid-in capital and reserves above to be appropriate, having decided upon them based on comprehensive judgments on the financial conditions of TAMURA, flexible capital policies, etc.

4. Reference matters regarding exchange consideration

(1)	Provisions of the Articles of Incorporation of TAMURA
Please refer to the Attachment 1 with regard to the Articles of Incorporation of TAMURA.
(2)	Matters related to the procedures for the conversion of the exchange consideration
Common shares of TAMURA are traded on the Tokyo Stock Exchange. The common shares of TAMURA may be traded through securities companies all over Japan.

(3)	Matters related to the market price of the exchange consideration
The average closing price of the common shares of TAMURA on the Tokyo Stock Exchange over the one (1) month period up to the calculation base date (March 23, 2011) according to the market stock price analysis conducted in relation to the Share Exchange is ¥234.
(4)	Balance sheet of TAMURA
As TAMURA files financial reports, inclusion here will be omitted.

5. Matters on the appropriateness of the provisions of the Stock Acquisition Rights on the share exchange

No relevant information.

6. Matters related to financial statements

(1)	Details on the financial statements for the final fiscal year of TAMURA
Please refer to the Attachment 2 for details on the financial statements for the final fiscal year of TAMURA

(2)
Details of any events that materially affect the state of assets of the Company, including the disposal of material assets and material burden of obligations, that occurred after the last day of the final fiscal year of TAMURA

The following events constituting the disposal of material assets, the material burden of obligations, or other events that materially affect the status of assets of the Company occurred with respect to TAMURA after the last day of its final fiscal year (March 31, 2010).
1)
TAMURA merged with TAMURA KAKEN CORPORATION Kabushiki Kaisha, Tamura FA System Co., Ltd., and TAMURA SEIKO CO., LTD. CO., LTD. Kabushiki Kaisha as of the effective date of April 1, 2010. No new shares are issued and no delivered money due to merger is paid by the merger.

2)
TAMURA acquired all the shares of ROMARSHLIMITED (British corporation) as of April 29, 2010 through its subsidiary in Great Britain, Tamura Europe Ltd. The cost of acquisition is 6,200,000 pounds in cash.

3)	TAMURA issued Stock Acquisition Rights as follows at the ordinary general meeting of shareholders held on June 29, 2010.
Seventh Series of Stock Acquisition Rights of TAMURA CORPORATION (resolved at the Ordinary General Meeting of Shareholders held on June 29, 2010)

As of the end of the second quarter (September 30, 2010)
Number of stock acquisition rights	52 (Note 1)
Treasury stock acquisition rights, from among stock acquisition rights (units)	-
Type of shares subject to stock acquisition rights	Common stock
Number of shares subject to stock acquisition rights	52,000 shares (Note 2)
Exercise price of stock acquisition rights	1 yen (Note 3)
Exercise period for stock acquisition rights	From July 1, 2010 to June 30, 2040
Issue price and paid-in capital of shares when issuing shares upon exercise of stock acquisition rights	Issue price: 204 yen (Note 4) Paid-in capital: 102 yen
Conditions for the exercise of stock acquisition rights	1.	A person allotted the stock acquisition rights may exercise the stock acquisition rights during the period of five years from the day following the day when he or she retires from a position as director or executive officer of the TAMURA.
	2.	Notwithstanding 1. above, a person allotted the stock acquisition rights may exercise the stock acquisition rights during the period set forth in (a) or (b) below, when (a) or (b) below applies.

		(a)	When a general meeting of shareholders adopts a resolution to approve a proposed merger agreement with respect to a merger in which TAMURA is the absorbed company or a share exchange agreement with respect to a share exchange in which TAMURA is to become a wholly owned subsidiary, or a proposed share transfer, a person allotted the stock acquisition rights may exercise the stock acquisition rights for two (2) weeks from the day when the resolution for approval is adopted.
		(b)	If a person allotted the stock acquisition rights dies, his or her heir may exercise the stock acquisition rights for three (3) months from the day following the day of the death.
	3.	Other conditions shall be as set forth in a “stock acquisition rights allotment agreement” to be concluded by and between TAMURA and a person allotted the stock acquisition rights, based on resolutions at the Ordinary General Meeting of Shareholders and at the Board of Directors meeting to approve the issuance of stock acquisition rights.
Matters concerning the transfer of stock acquisition rights	Any transfer of stock acquisition rights shall require the approval of the board of directors
Matters concerning the collateral payment			-
Matters concerning the issuance of stock acquisition rights in accordance with organizational restructuring			-
(Notes) 1.	The number of shares subject to one (1) Stock Acquisition Right shall be 1,000 shares of common stock.
2.
If the shares of common stock are split or consolidated by TAMURA, the number of shares subject to each Stock Acquisition Right shall be adjusted in accordance with the following formula.  It is provided, however, that the adjustment will be made only for the number of shares subject to Stock Acquisition Rights unexercised at the time of the split or consolidation, and any faction of less than one (1) share resulting from the adjustment shall be disregarded.

Number of shares after adjustment	=	Number of shares before adjustment	x	Ratio of split or consolidation
3.
If the shares are split or consolidated by TAMURA on or after the issuance of stock acquisition rights, the exercise price shall be adjusted in accordance with the following formula, and any fraction of less than one (1) yen resulting from the adjustment shall be rounded up to the nearest yen.

1
Exercise price after adjustment	=	Exercise price before adjustment	x	Ratio of split or consolidation
4.
The issue price is calculated by totaling the exercise price of stock acquisition rights (1 yen) and the fair evaluation unit value (203 yen) upon the granting of the stock acquisition rights. The fair evaluation unit value (203 yen) shall be offset by a corresponding amount of remuneration obligations of directors (excluding outside directors) and executive officers of TAMURA.

4)
As of October 1, 2010, TAMURA transferred all the businesses of TAMURA Singapore branch to TAMURA Corporation Singapore Pte. Ltd. (100% subsidiary of TAMURA), a consolidated subsidiary of TAMURA, through investment in kind of all inventory assets possessed by TAMURA Singapore branch to TAMURA Singapore Corporation Pte. Ltd.

(3)
Disposal of material assets, material burden of obligations that occurred after the final day of the final fiscal year in relation to KOHA, and details of other events that materially affect the status of assets of KOHA.

None applicable.

[Translations of Proposals 2 and 3 are omitted.]

[Map is omitted.]

Attachment 1

ARTICLES OF INCORPORATION

TAMURA CORPORATION

Attachment 1

CHAPTER I

GENERAL PROVISIONS

Article 1.	(Trade Name)

The name of the Company shall be “Kabushiki Kaisha Tamura Seisakujyo” and in English translation it shall be “TAMURA CORPORATION”.

Article 2.	(Purpose)

The purpose of the Company shall be to conduct the following business activities:

(1)	Manufacture and sale of various kinds of transformers;

(2)	Manufacture and sale of telecommunications instruments, applied electronics instrumentation, precision instruments and medical instruments;

(3)	Installation of instruments;

(4)	Electrical construction work, telecommunications construction and contracting for any other construction incidental to each of the preceding items;

(5)	Manufacture and sale of metal industrial products, chemical industrial products and ceramic industrial products;

(6)	Manufacture and sale of semiconductors and any product to which semiconductors are applied; and

(7)	All businesses and investments incidental to each of the preceding items.

Article 3.	(Location of Head Office)

The head office of the Company shall be located at Nerima-ku, Tokyo, Japan.

Article 4.	(Establishment of Organization)

The Company shall establish the Board of Directors, Auditors, Board of Auditors and Accounting Auditors.

Article 5.	(Method of Public Notice)

The method of public notice of the Company shall be a statement in the Nihon Keizai Shimbun that is published within Tokyo.

Attachment 1

CHAPTER II

SHARES

Article 6.	(Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be two hundred and fifty two million (252,000,000) shares; provided, however, that in the case of retirement of shares, the number of shares shall be reduced corresponding to the retirement amount.

Article 7.	(Issuance of Share Certificates)

(Deleted)

Article 8.	(Number of Shares Constituting One Full Unit of Stock)

The number of shares constituting one full unit of stock shall be one thousand (1,000).

Article 9.	(Request for the Sale of Shares Constituting Less Than One Full Unit of Stock)

Pursuant to the provision of the Share Handling Regulations, a shareholder holding shares constituting less than one full unit of stock may request the Company to sell to the shareholder such number of shares that will, when added together with such shares held by the shareholder as constituting less than one full unit of stock, constitute one full unit of stock.

Article 10.	(Transfer Agent)

The Company shall appoint a transfer agent.

Article 11.	(Share Handling Regulations)

Handling of the shares of the Company shall be governed by the Share Handling Regulations provided by the Board of Directors.

2

Attachment 1
CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 12.	(Record Date)

1.          The Company shall deem any shareholder having voting rights, as appearing on the register of shareholders as of the end of March 31 of each year, to be a shareholder who is entitled to exercise his/her rights at the ordinary general meeting of shareholders for the relevant business year.

2.          Notwithstanding the preceding paragraph, the Company may, by a resolution of the Board of Directors and upon giving prior public notice, deem any shareholder or registered stock pledgee as appearing on the register of shareholders as of a specified date to be a shareholder or a registered stock pledgee who is entitled to exercise his/her rights.

Article 13.	(Timing of Convocation)

The ordinary general meeting of shareholders of the Company shall be convened in June of each year.

Article 14.	(Person to Convene and Chairman)

1.          The President and Director of the Company shall convene general meetings of shareholders and shall act as the chairman of the meetings.

2.          If the President and Director is unable to act, another Director shall convene the general meetings of shareholders and act as the chairman of the meetings in accordance with an order of priority previously determined by the Board of Directors.

Article 15.	(Method of Adopting Resolutions)

1.          Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes held by the attending shareholders.

2.          Resolutions at the general meetings of shareholders pursuant to the provision of Article 309, Paragraph 2 of the Companies Act may be adopted by not less than two-thirds of the votes held by the attending shareholders who hold not less than one-third of the votes of shareholders entitled to exercise voting rights.

3

Attachment 1
Article 16.	(Exercise of Voting Rights by Proxy)

A Shareholder of the Company may entrust his/her voting rights to one (1) attending shareholder who has Company voting rights.  However, in such case, a document evidencing the authority of a proxy must be filed with the Company in advance.

Article 17.	(Disclosure of Reference Documents, Etc. through the Internet)

The Company may disclose the information that should be described or indicated in the reference documents for the general meeting of shareholders, non-consolidated financial statements, consolidated financial statements, and business reports through the Internet in accordance with the Ordinance of the Ministry of Justice.

Article 18.	(Minutes)

The substance of the proceedings at a general meeting of shareholders and the results thereof, as well as other matters provided for in laws and regulations, shall be described or recorded in the minutes.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 19.	(Number of Directors)

The Company shall have at least (3) and no more than ten (10) Directors.

Article 20.	(Election and Dismissal of Directors)

1.          Directors shall be elected at the general meetings of shareholders.

2.          Resolution for the election of Directors shall be adopted by a majority of votes by the the attending shareholders who hold not less than one-third of the voting rights of shareholders entitled to exercise voting rights.

3.          With respect to resolutions for the election of Directors, no cumulative voting shall be used.

4.          Resolution for the dismissal of Directors at the general meetings of shareholders shall be adopted by a majority of votes held by the attending shareholders who hold a majority of the votes of shareholders entitled to exercise voting rights.

4

Attachment 1

Article 21.	(Term of Office of Directors)

1.          The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within two (2) years after his or her election.

2.          The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall expire at the time when the term of office of the other Directors then in office expires.

Article 22.	(Representative Directors and Directors with Specific Titles)

1.          The Board of Directors may elect one (1) or more Representative Directors from the Directors.

2.          The Board of Directors may elect by a resolution thereof one (1) Chairman and Director (torishimariyaku kaicho), one (1) President and Director (torishimariyaku shacho), and one (1) or more Executive Vice Presidents and Directors, Senior Managing Directors (senmu torishimariyaku), and Managing Directors (joumu torishimariyaku).

Article 23.	(Board of Directors)

1.           The President and Director of the Company shall convene a meeting of the Board of Directors and shall act as the chairman of the meeting.  If the President and Director is unable to act, another Director shall act, in accordance with an order of priority previously determined by the Board of Directors.

2.          Notice of a meeting of the Board of Directors of the Company shall be sent to each Director and each Auditor at least one (1) week prior to the meeting; provided, however, that in cases of urgency, such period may be shortened.

3.          A meeting of the Board of Directors may be held without convocation procedures, when all of the Directors and Auditors agree.

4.          In the case that the Directors make proposition as to the matters to be resolved by the Board of Directors, if the Directors who are entitled to participate in resolution of the relevant matter express their unanimous agreement to such matters in writing or digitally without Auditors objecting thereto, such proposition shall be deemed to be adopted by a resolution of a meeting of the Board of Directors.

5.          Matters pertaining to the operation or other specifics of the Board of Directors shall be governed by the Board of Directors Regulations determined by the Board of Directors.

5

Attachment 1

Article 24.	(Remuneration)

The remuneration for Directors shall be determined by the resolution of a general meeting of shareholders.

Article 25.	(Limitation of Liability of Directors and Liability Limitation Agreement with Outside Directors)

1.          Pursuant to the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors of the Company, exempt Directors (including former Directors) from their liability to provide compensation for damage to the Company, to the extent permitted by laws and regulations.

2.          Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Outside Directors, concerning their liability to provide compensation for damage to the Company.

CHAPTER V

CORPORATE EXECUTIVE OFFICERS

Article 26.	(Corporate Executive Officers)

1.          The Company may appoint corporate executive officers by resolution of a meeting of the Board of Directors.

2.          The duties of the corporate executive officers shall be based on the Rules for Corporate Executive Officers as separately provided by the Board of Directors.

CHAPTER VI

AUDITORS AND BOARD OF AUDITORS

Article 27.	(Number of Auditors)

The Company shall have at least three (3) and no more than five (5) Auditors.

Article 28.	(Election of Auditors)

Auditors shall be elected at the general meetings of shareholders by a majority of votes held by the attending shareholders who hold not less than one-third of the votes of shareholders entitled to exercise voting rights.

6

Attachment 1

Article 29.	(Term of Office of Auditors)

1.          The term of office of an Auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years after his/her election.

2.          The term of office of an Auditor elected to fill a vacancy shall expire at the time when his/her predecessor’s full term of office would have expired.

Article 30.	(Full Time Auditors)

The Board of Auditors shall elect one (1) or more full time Auditors from the Auditors.

Article 31.	(Board of Auditors)

1.          Notice of a meeting of the Board of Auditors of the Company shall be sent to each Auditor at least one (1) week prior to the meeting; provided, however, that in cases of urgency, such period may be shortened.

2.          Matters pertaining to the operation or other specifics of the Board of Auditors shall be governed by the Board of Auditors Regulations determined by the Board of Auditors.

Article 32.	(Remuneration)

The remuneration for Auditors shall be determined by the resolution of the general meeting of shareholders.

Article 33.	(Limitation of Liability of Auditors and Liability Limitation Agreement with Outside Auditors)

1.          Pursuant to the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors of the Company, exempt Auditors (including former Auditors) from their liability to provide compensation for damage to the Company, to the extent permitted by laws and regulations.

2.          Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Outside Auditors, concerning their liability to provide compensation for damage to the Company.

7

Attachment 1

CHAPTER VII

ACCOUNTING AUDITORS

Article 34.	(Election of Accounting Auditors)

Accounting Auditors shall be elected at the general meeting of shareholders.

Article 35.	(Term of Office of Accounting Auditors)

1.          The term of office of an Accounting Auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year after his/her election.

2.          Accounting Auditors shall be deemed to be reelected at the ordinary general meeting of shareholders referred to in the preceding paragraph unless otherwise resolved at the relevant ordinary general meeting of shareholders.

Article 36.	(Remuneration, etc. for Accounting Auditors)

The remuneration, etc. for Accounting Auditors shall be determined by the Representative Directors upon the agreement of the Board of Auditors.

Article 37.	(Liability Limitation Agreement with Accounting Auditors)

Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Accounting Auditors, concerning their liability to provide compensation for damage to the Company.

CHAPTER VIII

ACCOUNTS

Article 38.	(Business Year)

The business year of the Company shall commence on April 1 of each year and shall end on March 31 of the following year.

Article 39.	(Dividends from Surplus)

1.          The Company may pay year-end dividends to shareholders or registered stock pledgees whose names appear on the register of shareholders as of the end of every business year.

2.          In addition to the preceding paragraph, upon resolution by the Board of Directors, the Company may pay interim dividends to shareholders or registered stock pledgees whose names appear on the register of shareholders as of September 30 of each year.

Article 40.	(Acquisition of Treasury Shares)

8

Attachment 1
The Company may, by resolution of the Board of Directors, acquire treasury shares through market transactions or by way of a tender offer as provided in Article 27-2, Paragraph 6 of the Financial Instruments and Exchange Act.

Article 41.	(Terms for Discharge of Liability for Dividend Payments)

If a year-end dividend or an interim dividend remains unclaimed for three (3) full years after the date on which the payment therefor commenced, the Company shall be discharged from its obligation to pay such year-end dividend or interim dividend.

9

Attachment 2
BUSINESS REPORT
(April 1, 2009 to March 31, 2010)

1. Current Circumstances of the Tamura Group
(1) Business Progress and Results
(i) Overall general situation
The Japanese economy made solid progress during the current consolidated fiscal year (April 1, 2009 to March 31, 2010), recovering steadily from the global economic crisis that began the year before last, buoyed by the effects of the government’s emergency economic stimulus measures and the strong business recovery etc. in China.  Consumer spending is also growing, led by purchases of automobiles, AV products, and home electronics, and corporate income is steadily improving.  Capital investment remains flat, however, as enterprises shift production bases overseas.  Employment has yet to begin growing, and incomes are still low.  In view of this difficult environment, the economy has yet to achieve a full-fledged recovery.  Meanwhile, there are regional disparities in the movement of the global economy.  In Asia, due to economic stimulus policies, domestic consumption is driving strong growth in China, which has helped the economies in the other Asian countries recover as well.  The economies in Europe and America are still in poor shape, but the actions of various national governments are beginning to bear fruit and signs of a mild recovery are appearing.
In the business environment for the Tamura Group, electronic component and electrochemical material related products are recovering steadily as enterprises adjust inventories and increase production.  Meanwhile, capital investment remains weak, and sales of information and soldering related products hover at low levels.  In terms of profitability, structural reforms we have been pursuing since the second half of the last year to reduce fixed costs, make constitutional improvements, and integrate and abolish organizations etc. are showing steady effects.  At the same time, however, the soaring prices of raw materials such as crude oil, copper, and iron have pushed costs up higher than expected.
Under these circumstances, net sales of the Tamura Group for the current consolidated fiscal year were 63,581 million yen (18% decrease from the previous fiscal year).  Half-yearly operating income improved remarkably from a negative 887 million yen for the first half of the fiscal year to a positive 1,116 million yen for the second half, resulting in a full-year operating income of 229 million yen (versus an operating loss of 1,309 million yen for the previous fiscal year).  Ordinary income improved from a negative 1,170 million yen for the first half of the fiscal year to a positive 867 million yen for the second half (insufficient to offset the negative figure in the first half), resulting in a full-year ordinary loss of 303 million yen (versus an ordinary loss of 2,719 million yen for the previous fiscal year).  In addition, extraordinary losses of 295 million yen were recorded to account for the depletion loss, inventory assets disposal loss, special discharge allowances, and other costs associated with the resolved dissolution of Op-Seed Tsunan Co., Ltd., a subsidiary, and 306 million yen was recorded as an allowance for bad debt with regard to stagnant receivables, etc.  A reversal of 1,131 million yen resulting from an investigation of the recoverability of deferred income tax assets increased the corporate tax adjustments.  This resulted in a net loss of 2,332 million yen for the current fiscal year (versus a net loss of 7,506 million yen for the previous fiscal year).

(ii)        General situation by business
<Electronic component related business>
Inventory adjustment by clients was relaxed in the second half of the year and the market is surely moving towards a recovery.  Partly as a consequence of enhanced environmental needs associated with the economic measures of various countries, inquiries about LED and energy related products increased, and the newly launched business of electronic components for eco-cars got off to a successful start and kept at a higher level than originally planned.  Sales remained sluggish for products for industrial instruments and other products of the equipment industry business throughout the year, especially in Europe and the U.S., though there were signs that the worst was behind us in this segment.  Overall, sales of electronic component related products decreased from the previous year, though the market environment showed signs of recovery.  Income climbed back past the 500 million yen level in the fourth quarter, partly thanks to special circumstances during the period, but mainly thanks to structural reform efforts to reduce fixed costs and integrate and abolish organizations.  In coming months we will further expand the effect and accelerate efforts toward stabilization of income.  The business environment is difficult, however, as the persistently higher costs for materials such as crude oil, copper, and iron prevent us from holding original costs down.
As a result, net sales were 41,292 million yen (16.3% decrease from the previous fiscal year) and operating loss was 459 million yen (versus an operating loss of 2,003 million yen for the previous fiscal year).

<Electrochemical material and soldering equipment related business>
The soldering equipment related business continues to face extremely difficult challenges associated with restrained capital investment.  The electrochemical material related business is moving towards recovery, especially for solder paste, though there are decreases and adjustments of market-wide production.  Under these circumstances in the electrochemical material related business, we have conducted positive sales development activities for applications where market expansion is expected, including measures to meet lead-free requirements in the automotive equipment market against the backdrop of enhanced environmental needs, and efforts for the full-fledged launch of new materials related to LED and photovoltaic generation products.  Overall, sales decreased from the previous year, largely due to the slow pace of market recovery and significant declines in soldering equipment related business.  In spite of the sales decrease, income improved significantly as a result of reduced fixed costs mainly in the soldering equipment related business and structural reform efforts to integrate and abolish organizations.  Yet, as in the case with electronic component related products, the business environment remains difficult because of the ongoing constraints on income caused by high prices for raw materials.
As a result, net sales were 19,554 million yen (18.5% decrease from the previous fiscal year) and operating income was 2,026 million yen (8.4% increase from the previous fiscal year).

<Information equipment related business >
The business environment remains as severe as ever for business related to networking equipment including products for broadcasting equipment and business related to security equipment, as enterprises continue to hold back on capital investment.  Within a scenario where the domestic market for broadcasting equipment and wireless equipment continues to stagnate, our efforts to promote business in the Asian market, particularly in China, have gradually begun to show successful results.  More time will be required, however, until our efforts in Asia boost the business overall.  To break free from the current slump, we have pursued structural reforms by reconstructing the production division and shifting from outsourcing to in-house manufacturing etc., and we expect these measures to have effects in the future.  Overall, in the sluggish market environment for this business as a whole, sales decreased significantly and income fell into the red.
As a result, net sales were 2,749 million yen (35.1% decrease from the previous fiscal year) and operating loss was 36 million yen (versus operating income of 427 million yen for the previous fiscal year).

(2) Capital Investment
The total capital investment for the current consolidated fiscal year was 920 million yen.
Most of this sum was used to reinforce and renew research equipment related to LED and general production equipment mainly in China.

(3) Financing
The Company obtained long-term funds by long-term borrowing in the amount of 3,500 million yen from five banks, in April 2009.

(4) Issues to Be Addressed
The following are the issues to be addressed for the time being by the Tamura Group:
(i)	Reinforcement of the group integrated management

Against the backdrop of the worldwide economic crisis, we have implemented a wide variety of structural reforms to improve the management environment since the second half of 2008, including an integration of subsidiaries, and have promoted a shift to integrated management.  Henceforth we will work for the early stabilization of the group’s integrated management and promote the efficiency and simplicity of management.

(ii)	Expansion of new and strategic business and reinforced competitiveness

The Company entered the LED business by incorporating KOHA Co., Ltd. into the group in May 2008 and started to develop next-generation products by establishing the LED Development Office in March 2009.  In fiscal 2009, the Company entered the business of electronic parts such as a segment encompassing super-large transformers, coils, and reactors for energy related applications such as photovoltaic generation and automotive parts for eco-cars.  In April 2010, the Company group acquired Romarsh Ltd. in the U.K., a manufacturer and seller of super-large transformers, special machine transformers, and reactors for energy applications, to make it a subsidiary of the Company through a share purchase.  Bolstered by these reinforcements in development, production, and sales, the Company entered new markets and strengthened its platform.  The Company aims to acquire new markets and expand business by concentrated investment of management resources such as human resources, production equipment, funding and information etc. in growth business and strategic business.

Centering around the development strategy based on the long-term vision that has been established through the reinforcement of marketing, we will make the most of our aggregate power to create “One-and-Only” products that customers are greatly impressed.  We will strive to strengthen competitiveness in existing markets and grow into new markets.

(iii)	Development of global human resources

To develop global business and enhance competitiveness, it will be essential to develop and reinforce global human resources.  We will work on important initiatives, including measures to localize overseas management and improve the performance of expatriate employees.

(iv)	Rebalancing to eliminate biases in our profit structure

The Tamura Group’s income depends very heavily on the electrochemical material related business.  To rebalance and diversify, we have pursued improved income in our business segment related to electronic components, and this effort has borne successful results.  Meanwhile, prices of raw materials such as copper, iron, and crude oil have been driven upwards by speculative activities exceeding the actual worldwide demand, and this is impeding our progress towards improved income.  To solve this challenge, we are working to reduce cost not only at the stage of procurement, but also through new design approaches and a shift to inexpensive alternative materials such as aluminum wire to replace copper wire as a main material.  We will also be striving to increase income by improving our market mix and product mix, increasing production efficiency, reducing fixed costs, and focusing management resources on environment-friendly businesses such as LED, and automotive equipment and energy related business that are expected to grow in step with the group’s synergy and strength.

(v)	Full-fledged implementation and expansion of the ERP system

Earlier this decade we introduced an ERP (Enterprise Resource Planning Package) covering all phases of operation, from purchase through to production, logistics, and sales.  The system initially covered the electronic component related business and information equipment related business, first in Japan in 2004, next in China and the ASEAN region in 2005, and next in the U.S. in 2007.  Our worldwide SCM (Supply Chain Management) system constructed through this ERP introduction has been significantly effective in improving production efficiency, shortening lead times, cutting costs, facilitating cost analyses, and enhancing the efficiency of the accounting process.  The ERP introduction into the electrochemical material related business was completed in Japan in 2009 and is now underway overseas.  We also plan to introduce the system for the KOHA group in 2010, for the further reinforcement of group management.

(vi)	Direction of cash flow management
By taking into account the cash flow indexes as important management challenges and promoting JIT (Just-In-Time) production, we will improve cash flow from operating activities.

We look forward to receiving the unwavering support and cooperation of our shareholders.

(5) Trends in Assets and Income
		Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009 (The current consolidated fiscal year)
Net sales	(millions of yen)	84,172	90,979	77,507	63,581
Ordinary income (loss)	(millions of yen)	3,896	3,910	(2,719)	(303)
Net income (loss)	(millions of yen)	1,557	1,847	(7,506)	(2,332)
Net income (loss) per share	(yen)	20.87	24.77	(105.67)	(33.56)
Total assets	(millions of yen)	83,200	84,056	75,099	72,885
Net assets	(millions of yen)	41,140	41,539	32,164	29,749
Net assets per share	(yen)	548.82	553.86	409.85	381.98

[Fiscal 2006]
The Company faced unpredictable and severe market circumstances without interruption, as prices for raw materials such as steel, copper, tin, and silver rose while prices for products were pushed down by ever-fiercer competition.  The Company made efforts to renovate business by thoroughly implementing cost management with the ERP system, developing core technologies, launching new products, improving the market mix and product mix, and reinforcing sales.  As a result, net sales and income improved.

Net sales increased by 6.8% and ordinary income increased by 1.2% from the previous fiscal year.

[Fiscal 2007]
The market faced severe circumstances when the subprime loan crisis in the U.S. shook confidence in the global financial system and therefore, weakened share prices, and triggered sharp foreign exchange fluctuations and ever-higher prices of raw materials.  Uncertainty about the future made business circumstances for the Company unpredictable.  Using its group-wide aggregate power to a maximum extent, however, the Company renovated businesses and launched new products which satisfy the customers’ needs in order to strengthen competitiveness, while promoting thorough cost management through the effective use of the ERP system and reinforced sales.  As a result, net sales and income improved.
Net sales increased by 8.1% and ordinary income increased by 0.4% from the previous fiscal year.

[Fiscal 2008]
The worldwide financial crisis sent share prices sharply down and triggered wild foreign exchange fluctuations, resulting in a serious recession.  Consequently, personal consumption remained flat for the year, while production and export fell significantly, capital investment slowed to a standstill, and corporate income dwindled rapidly.  Under these circumstances, the Company established an R&D division and reinforced production lines in its new business related to LED and automotive electronic components.  The Company also started group-wide management reforms to further reinforce and improve its management platform, which helped to increase and stabilize income.  These improvements, however, were not sufficient to offset the rapid decline of the business environment.  As a result, sales and income both fell significantly for the year.
Net sales decreased by 14.8% and ordinary loss stood at 2,719 million yen.

[The current consolidated fiscal year]
As described above in (1) “Business Progress and Results.”

(6) Principal Parent Companies and Subsidiaries

(i) Principal parent companies
Not applicable.

(ii) Principal subsidiaries

Name	Common stock	Percentage of equity participation	Principal business
TAMURA KAKEN CORPORATION	2,000 million yen	100.0%	Manufacture and sale of electrochemical materials
TAMURA F.A. SYSTEM CO., LTD.	400 million yen	100.0%	Manufacture and sale of soldering equipment
KOHA CO., LTD.	3,331 million yen	52.1%	Manufacture and sale of electronic components
TAMURA SEIKO CO., LTD.	350 million yen	100.0%	Manufacture and sale of electronic components
TAMURA THERMAL DEVICE CORPORATION	348 million yen	100.0%	Manufacture and sale of electronic components
TAMURA ELECTRONICS (M) SDN. BHD.	52,420 thousand M$	100.0%	Manufacture and sale of electronic components
TAMURA ELECTRONICS (H.K.) CO., LTD.	52,797 thousand US$	100.0%	Sale of electronic components
TAMURA ELECTRONICS (S.Z.) CO., LTD.	136,693 thousand RMB	100.0%	Manufacture and sale of electronic components
TAMURA ELECTRONICS (HUI ZHOU) CO., LTD.	54,523 thousand RMB	100.0%	Manufacture and sale of electronic components
TAMURA EUROPE LIMITED	7,093 thousand STG£	100.0%	Manufacture and sale of electronic components

(Notes)	1.	The percentage of equity participation for TAMURA ELECTRONICS (S.Z.) CO., LTD. and
TAMURA ELECTRONICS (HUI ZHOU) CO., LTD. is the percentage held through indirect ownership.
2.	TAMURA KAKEN CORPORATION, TAMURA F.A. SYSTEM CO., LTD., and TAMURA SEIKO CO., LTD. were merged into TAMURA CORPORATION as of April 1, 2010.

Status of important subsidiaries
Nothing in particular.

(7) Principal Business Segments of the Group
Segment	Major products
Electronic components
-  Transformers, Inductors, Reactors, Current sensors, Choke coils
-  Piezoelectric inverters, Piezoelectric transformers, Piezoelectric vibrators, Piezoelectric elements, High voltage power supplies
-  AC adaptors, Battery chargers, Custom power supplies, DC-DC converters
-  Thermal fuse
-  LED button, LED lighting, Chip LED

Electrochemical materials and soldering equipment	- Solder paste, Post-flux, Thermosetting conductive adhesive paste - Solder resist, Pre-flux, Di-electric materials - Reflow soldering system, Wave soldering system
Information equipment	- Broadcast audio mixing consoles, Broadcast audio editor, Other audio equipment - Wireless intercoms, Wireless microphones - Network equipment - OEM products

(8) Principal Offices and Plants of the Group

TAMURA CORPORATION	Head Office	Nerima-ku, Tokyo
	Branches	Hong Kong and Singapore
	Sub-branches	Saitama, Osaka, Nagoya
	Plants	Head Office (Tokyo) and Sakado-shi (Saitama)
TAMURA KAKEN CORPORATION (subsidiary)	Head Office	Iruma-shi, Saitama
	Plants	Head Office (Saitama) and Kodama-shi (Saitama)
TAMURA F.A. SYSTEM CO., LTD. (subsidiary)	Head Office/Plant	Sayama-shi, Saitama
KOHA CO., LTD. (subsidiary)	Head Office	Nerima-ku, Tokyo
	Sub-branches	Nagoya-shi (Aichi) and Himeji-shi (Hyogo)
	Plant	Hamamatsu-shi (Shizuoka)
TAMURA SEIKO CO., LTD. (subsidiary)	Head Office/Plant	Sayama-shi, Saitama
TAMURA THERMAL DEVICE CORPORATION (subsidiary)	Head Office/Plant	Sayama-shi, Saitama
TAMURA ELECTRONICS (M) SDN. BHD. (subsidiary)	Head Office/Plant	Malaysia
TAMURA ELECTRONICS (H.K.) CO., LTD. (subsidiary)	Head Office	Hong Kong
TAMURA ELECTRONICS (S.Z.) CO., LTD. (subsidiary)	Head Office/Plant	China
TAMURA ELECTRONICS (HUI ZHOU) CO., LTD. (subsidiary)	Head Office/Plant	China
TAMURA EUROPE LIMITED (subsidiary)	Head Office	U.K.

(9) Employees
The number of employees of the group:

Number of employees	Change from the previous consolidated fiscal year
7,074	+97

(10) Major Creditors
Major creditors of the group:

Creditors	Loan Outstanding (millions of yen)
Sumitomo Mitsui Banking Corp.	6,262
Mizuho Corporate Bank, Ltd.	5,458
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,868
Resona Bank, Limited.	3,700
The Sumitomo Trust & Banking Co., Ltd.	2,500

2. Shares of the Company

(1)	Total number of shares authorized to be issued	252,000,000
(Note)
The Articles of Incorporation of the Company provides that “The total number of shares authorized to be issued by the Company is 252,000,000 shares, provided that this number shall be reduced by the number of shares cancelled.”

(2)	Total number of shares issued	69,496,372
(The number excludes 5,571,364 shares of treasury stock)

(3)	Number of shareholders	9,756

(4) Major shareholders (Top 10)
	Capital contribution
Name	Number of shares (thousands)	Percentage of equity participation (%)
The Master Trust Bank of Japan, Limited (Trust Account)	3,665	5.27
Sumitomo Mitsui Banking Corp.	3,200	4.61
Japan Trustee Services Bank, Limited (Trust Account)	2,816	4.05
Mizuho Corporate Bank, Ltd.	2,799	4.03
Shareholding Association of Partners of Tamura	2,561	3.69
The Chase Manhattan Bank N.A. London, Secs Lending Omnibus Account	2,147	3.09
Nippon Life Insurance Company	1,942	2.79
Resona Bank, Limited	1,911	2.75
Trust & Custody Services Bank, Ltd. (Trust Account B)	1,900	2.73
The Sumitomo Trust & Banking Co., Ltd.	1,412	2.03
(Note)	The percentage of equity participation is calculated based on the number of shares, excluding 5,571,364 shares of treasury stock.

(5) Acquisition, Disposition and Holding of Treasury stock
(i)	Shares acquired
-	Acquisition by purchase of shares of less than one share unit
Common stock	18,078 shares
Total purchase price	5,387,160 yen
(ii)	Shares disposed
-	Disposal by exercise of stock acquisition rights as stock options
Common stock	5,000 shares
Total disposal price	2,122,965 yen
(iii)	Shares held at the end of the current fiscal year
Common stock	5,571,364 shares

3. Stock Acquisition Rights of the Company
(1)	Status of stock acquisition rights issued to and held by Directors (excluding Outside Director) of the Company as compensation for exercising duties, as of the end of the current fiscal year

Date of resolution	June 29, 2005	June 29, 2006
Name	2nd-series stock acquisition rights	3rd-series stock acquisition rights
Number of holders	5	5
Number of stock acquisition rights	14 units	13 units
Type and number of shares to be issued or transferred upon the exercise of stock acquisition rights	Common stock 14,000 shares (1,000 shares per unit of stock acquisition rights)	Common stock 13,000 shares (1,000 shares per unit of stock acquisition rights)
Issue price of stock acquisition rights	Without charge	Without charge
Amount to be paid upon the exercise of stock acquisition rights	¥1	¥1
Exercise period for stock acquisition rights	Five years from the day following the date of retirement of Directors and Executive Officers	From July 1, 2006 to June 30, 2036
Capital and capital reserve to be increased if shares are issued due to the exercise of stock acquisition rights	Issue price ¥1 Conversion to capital ¥1
(i)   The amount of common stock to be increased upon the exercise of the stock acquisition rights shall be half of the maximum amount of common stock allowed to be increased, as calculated in accordance with Article 17, Paragraph 1 of the Ordinance for Corporate Accounting.  Any fractions of less than one yen shall be rounded up to the nearest yen.
(ii)  The amount of capital reserve to be increased by the issuance of shares upon the exercise of the stock acquisition rights shall be the amount obtained by deducting the amount of common stock to be increased as stipulated in (i) above from the maximum amount of common stock allowed to be increased in (i) above.

Conditions for the exercise of stock acquisition rights
(i)   Grantees of stock acquisition rights may exercise the stock acquisition rights only within a five-year period commencing on the day following the date of their retirement as Directors and Executive Officers.
(ii)   Irrespective of the provisions of (i) above, in case of (a) and (b) below, grantees of the stock acquisition rights may exercise the stock acquisition rights only within the time-limit provided in (a) and (b) below.
(a)   If a proposal for a merger agreement under which the Company shall cease to exist is approved at the Company’s General Meeting of Shareholders, or if a proposal for a share-for-share exchange agreement or a share-transfer under which the Company shall become a wholly-owned subsidiary is approved at the Company’s Board of Directors’ meeting, grantees of the stock acquisition rights may exercise the stock acquisition rights within a period of two weeks commencing on the day following the date of the approval.
(b)   In the case of a death of a grantee of stock acquisition rights, the grantee’s heirs may exercise the stock acquisition rights within a period of three months commencing on the day following the date of the death.
(iii)   Other conditions are subject to the “Stock Acquisition Rights Allotment Agreement” to be concluded between the Company and the grantees of stock acquisition rights, based on resolutions by an Ordinary General Meeting of Shareholders and a Board of Directors’ meeting for the issuance of stock acquisition rights.
Same as on the left.

Date of resolution	June 28, 2007	June 27, 2008
Name	The 4th-series stock acquisition rights	The 5th-series stock acquisition rights
Number of holders	6	6
Number of stock acquisition rights	16 units	24 units
Type and number of shares to be issued or transferred upon the exercise of stock acquisition rights	Common stock 16,000 shares (1,000 shares per unit of stock acquisition rights)	Common stock 24,000 shares (1,000 shares per unit of stock acquisition rights)
Issue price of stock acquisition rights	Without charge	Without charge
Amount to be paid upon the exercise of stock acquisition rights	¥1	¥1
Exercise period for stock acquisition rights	From July 1, 2007 to June 30, 2037	From July 1, 2008 to June 30, 2038
Capital and capital reserve to be increased if shares are issued due to the exercise of stock acquisition rights
(i)   The amount of common stock to be increased upon the exercise of the stock acquisition rights shall be half of the maximum amount of common stock allowed to be increased, as calculated in accordance with Article 17, Paragraph 1 of the Ordinance for Corporate Accounting.  Any fractions of less than one yen shall be rounded up to the nearest yen.
(ii)   The amount of capital reserve to be increased by the issuance of shares upon the exercise of the stock acquisition rights shall be the amount obtained by deducting the amount of common stock to be increased as stipulated in (i) above from the maximum amount of common stock allowed to be increased in (i) above.
Same as on the left.
Conditions for the exercise of stock acquisition rights
(i)   Grantees of stock acquisition rights may exercise the stock acquisition rights only within a five-year period commencing on the day following the date of their retirement as Directors and Executive Officers.
(ii)   Irrespective of the provisions of (i) above, in case of (a) and (b) below, grantees of the stock acquisition rights may exercise the stock acquisition rights only within the time-limit provided in (a) and (b) below.
(a)   If a proposal for a merger agreement under which the Company shall cease to exist is approved at the Company’s General Meeting of Shareholders, or if a proposal for a share-for-share exchange agreement or a share-transfer under which the Company shall become a wholly-owned subsidiary is approved at the Company’s Board of Directors’ meeting, grantees of the stock acquisition rights may exercise the stock acquisition rights within a period of two weeks commencing on the day following the date of the approval.
(b)   In the case of a death of a grantee of stock acquisition rights, the grantee’s heirs may exercise the stock acquisition rights within a period of three months commencing on the day following the date of the death.
(iii)  Other conditions are subject to the “Stock Acquisition Rights Allotment Agreement” to be concluded between the Company and the grantees of stock acquisition rights, based on resolutions by an Ordinary General Meeting of Shareholders and a Board of Directors’ meeting for the issuance of stock acquisition rights.
Same as on the left.

Date of resolution	June 26, 2009
Name	The 6th-series stock acquisition rights
Number of holders	6
Number of stock acquisition rights	58 units
Type and number of shares to be issued or transferred upon the exercise of stock acquisition rights	Common stock 58,000 shares (1,000 shares per unit of stock acquisition rights)
Issue price of stock acquisition rights	Without charge
Amount to be paid upon the exercise of stock acquisition rights	¥1
Exercise period for stock acquisition rights	From July 1, 2009 to June 30, 2039
Capital and capital reserve to be increased if shares are issued due to the exercise of stock acquisition rights
(i)   The amount of common stock to be increased upon the exercise of the stock acquisition rights shall be half of the maximum amount of common stock allowed to be increased, as calculated in accordance with Article 17, Paragraph 1 of the Ordinance for Corporate Accounting.  Any fractions of less than one yen shall be rounded up to the nearest yen.
(ii)   The amount of capital reserve to be increased by the issuance of shares upon the exercise of the stock acquisition rights shall be the amount obtained by deducting the amount of common stock to be increased as stipulated in (i) above from the maximum amount of common stock allowed to be increased in (i) above.

Conditions for the exercise of stock acquisition rights
(i)   Grantees of stock acquisition rights may exercise the stock acquisition rights only within a five-year period commencing on the day following the date of their retirement as Directors and Executive Officers.
(ii)   Irrespective of the provisions of (i) above, in case of (a) and (b) below, grantees of the stock acquisition rights may exercise the stock acquisition rights only within the time-limit provided in (a) and (b) below.
(a)   If a proposal for a merger agreement under which the Company shall cease to exist is approved at the Company’s General Meeting of Shareholders, or if a proposal for a share-for-share exchange agreement or a share-transfer under which the Company shall become a wholly-owned subsidiary is approved at the Company’s Board of Directors’ meeting, grantees of the stock acquisition rights may exercise the stock acquisition rights within a period of two weeks commencing on the day following the date of the approval.
(b)   In the case of a death of a grantee of stock acquisition rights, the grantee’s heirs may exercise the stock acquisition rights within a period of three months commencing on the day following the date of the death.
(iii)  Other conditions are subject to the “Stock Acquisition Rights Allotment Agreement” to be concluded between the Company and the grantees of stock acquisition rights, based on resolutions by an Ordinary General Meeting of Shareholders and a Board of Directors’ meeting for the issuance of stock acquisition rights.

(2)	Status of stock acquisition rights issued to Executive Officers of the Company in compensation for exercising duties during the current fiscal year
Date of resolution	June 26, 2009
Name	The 6th-series stock acquisition rights
Number of holders	4
Number of stock acquisition rights	19 units
Type and number of shares to be issued or transferred upon the exercise of stock acquisition rights	Common stock 19,000 shares (1,000 shares per unit of stock acquisition rights)
Issue price of stock acquisition rights	Without charge
Amount to be paid upon the exercise of stock acquisition rights	¥1
Exercise period for stock acquisition rights	From July 1, 2009 to June 30, 2039
Capital and capital reserve to be increased if shares are issued due to the exercise of stock acquisition rights
(i)    The amount of common stock to be increased upon the exercise of the stock acquisition rights shall be half of the maximum amount of common stock allowed to be increased, as calculated in accordance with Article 17, Paragraph 1 of the Ordinance for Corporate Accounting.  Any fractions of less than one yen shall be rounded up to the nearest yen.
(ii)    The amount of capital reserve to be increased by the issuance of shares upon the exercise of the stock acquisition rights shall be the amount obtained by deducting the amount of common stock to be increased as stipulated in (i) above from the maximum amount of common stock allowed to be increased in (i) above.

Conditions for the exercise of stock acquisition rights
(i)    Grantees of stock acquisition rights may exercise the stock acquisition rights only within a five-year period commencing on the day following the date of their retirement as Directors and Executive Officers.
(ii)    Irrespective of the provisions of (i) above, in case of (a) and (b) below, grantees of the stock acquisition rights may exercise the stock acquisition rights only within the time-limit provided in (a) and (b) below.
(a)    If a proposal for a merger agreement under which the Company shall cease to exist is approved at the Company’s General Meeting of Shareholders, or if a proposal for a share-for-share exchange agreement or a share-transfer under which the Company shall become a wholly-owned subsidiary is approved at the Company’s Board of Directors’ meeting, grantees of the stock acquisition rights may exercise the stock acquisition rights within a period of two weeks commencing on the day following the date of the approval.
(b)    In the case of a death of a grantee of stock acquisition rights, the grantee’s heirs may exercise the stock acquisition rights within a period of three months commencing on the day following the date of the death.
(iii)   Other conditions are subject to the “Stock Acquisition Rights Allotment Agreement” to be concluded between the Company and the grantees of stock acquisition rights, based on resolutions by an Ordinary General Meeting of Shareholders and a Board of Directors’ meeting for the issuance of stock acquisition rights.

4. Officers of the Company
(1) Name etc. of Directors and Auditors
Name	Position and responsibilities	Significant concurrent duties
Naoki Tamura	President/CEO In charge of Administration of Head Office Divisions	Director of KOHA CO., LTD.
Guohua Li	Director/Executive Officer(joumu shikko yakuin) In charge of administration of electronic chemical and soldering equipment related business	President of TAMURA KAKEN CORPORATION Director of TAMURA F.A. SYSTEM CO., LTD.
Masahiro Asada	Director/Executive Officer (joumu shikko yakuin) General Manager of Electronic Components Business Sector
Director of KOHA CO., LTD.
President of TAMURA SEIKO CO., LTD. Director of TAMURA THERMAL DEVICE CORPORATION
Director of TAMURA ELECTRONICS (M) SDN. BHD.
Director of TAMURA ELECTRONICS (H.K.) CO., LTD.
Director of TAMURA ELECTRONICS (S.Z.) CO., LTD.
Director of TAMURA ELECTRONICS (HUI ZHOU) CO., LTD.
Director of TAMURA EUROPE LIMITED

Takeo Minomiya	Director	Representative Director of Mino-San Farm Co., Ltd. Chairman of TSUNAMI Network Partners Corporation Director of MEMS CORE Co., Ltd. Director of SESAME Technology Inc.
Yasuhiro Nakashima	Director/Senior Executive Officer (jouseki shikko yakuin) In charge of LED business	President of KOHA CO., LTD.
Hiroyuki Iida	Director/Senior Executive Officer (jouseki shikko yakuin) In charge of accounting, finance, IT, and information security, and General Manager of Corporate Management Division	Director of KOHA CO., LTD. Director of TAMURA ELECTRONICS (H.K.) CO., LTD. Outside Auditor of SHINKO DENKI Co., Ltd.
Norihiko Nanjo	Director/Senior Executive Officer (jouseki shikko yakuin) Deputy General Manager of Electronic Components Business Sector
Director of TAMURA SEIKO CO., LTD. Director of TAMURA THERMAL DEVICE CORPORATION
Director of TAMURA ELECTRONICS (M) SDN. BHD.
Director of TAMURA ELECTRONICS (H.K.) CO., LTD.
Director of TAMURA ELECTRONICS (S.Z.) CO., LTD.
Director of TAMURA ELECTRONICS (HUI ZHOU) CO., LTD.
President of TAMURA EUROPE LIMITED

Yoshiki Takemura	Standing Auditor
Auditor of TAMURA F.A. SYSTEM CO., LTD. Auditor of KOHA CO., LTD.
Auditor of TAMURA SEIKO CO., LTD.
Auditor of TAMURA THERMAL DEVICE CORPORATION
Auditor of TAMURA ELECTRONICS (M) SDN. BHD.
Auditor of TAMURA ELECTRONICS (H.K.) CO., LTD.
Auditor of TAMURA ELECTRONICS (S.Z.) CO., LTD.
Auditor of TAMURA ELECTRONICS (HUI ZHOU) CO., LTD.

CO., LTD. Auditor of TAMURA ELECTRONICS (S.Z.) CO., LTD. Auditor of TAMURA ELECTRONICS (HUI ZHOU) CO., LTD.
Masanori Sato	Auditor
Koichi Moriya	Auditor	Outside Auditor of Samantha Thavasa Japan Limited
(Notes)	1.
Mr. Takeo Minomiya is an Outside Director.
He is an independent director subject to no possible conflicts of interest with general shareholders that the Company is required to designate under the rules of Tokyo Stock Exchange

2.
Messrs. Masanori Sato and Koichi Moriya are Outside Auditors.
Mr. Masanori Sato has considerable knowledge about finance and accounting as a tax accountant.
Mr. Koichi Moriya is an independent auditor subject to no possible conflicts of interest with general shareholders that the Company is required to designate under the rules of Tokyo Stock Exchange.

3.	The Company has introduced the executive officer system. The positions and responsibilities of other executive officers are as follows:

Name	Position and responsibilities
Yusaku Hashiguchi	Senior Executive Officer (jouseki shikko yakuin) Deputy General Manager of Electronic Components Business Sector (in charge of China business)
Takashi Fukano	Executive Officer (shikko yakuin) President of TAMURA F.A. SYSTEM CO., LTD.
Hajime Kubo	Executive Officer (shikko yakuin) General Manager of Human Resources & General Administration Division General Manager of Quality Assurance Division
Koichiro Maiki	Executive Officer (shikko yakuin) General Manager of Broadcom Business Unit
(Notes)	1.	Mr. Takashi Fukano retired from his position as Executive Officer as of March 31, 2010.
2.
Messrs. Kazutoshi Matsuda and Shoichi Saito assumed office as Senior Executive Officers (jouseki shikko yakuin) and Mr. Tatsuya Kiyota assumed office as Executive Officer (shikko yakuin) as of April 1, 2010.

(2) Compensation paid to Directors and Auditors

8 Directors                            97 million yen
3 Auditors                            20 million yen
(Notes)	1.	The above compensation for Directors does not include the employee salary and bonuses for Directors who serve concurrently as employees.
2.
By resolution of the 84th Ordinary General Meeting of Shareholders held on June 28, 2007, the annual compensation for Directors is payable within the limit of 200 million yen (annual payment of defined monetary compensation within the limit of 180 million yen and economic value for stock acquisition rights as stock options to be allotted to Directors (excluding Outside Directors) within the limit of 20 million yen, excluding employee salary for Directors who serve concurrently as employees).

3.	By resolution of the 83rd Ordinary General Meeting of Shareholders held on June 29, 2006, the annual compensation for Auditors is payable within the limit of 48 million yen.
4.	The above compensation includes the total amount of 12 million yen paid to one Outside Director and two Outside Auditors.
5.	No amount was accrued as a reserve for Directors’ bonuses for the current fiscal year.
6.	The above compensation includes the following:
Compensation by stock option:
6 Directors	15 million yen
7.
The shareholders of the Company adopted a resolution to abolish the retirement benefit system for Directors and Auditors upon the conclusion of the 82nd Ordinary General Meeting of Shareholder held on June 29, 2005, and under this resolution Directors and Auditors who serve continuously from before the abolishment to after the abolishment are to be paid the retirement benefit corresponding to their length of service before the abolishment, upon their retirement.  According to the resolution, a retirement benefit in the amount of 38 million yen was paid to one Director who retired during the current fiscal year, in addition to the above payment.

8.	The numbers of Directors and Auditors as of March 31, 2010 were seven and three, respectively.

(3) Outside Officers
(i) Outside Directors
Name	Takeo Minomiya
Concurrent duties in positions at other companies, etc., such as managing director positions	Representative Director of Mino-San Farm Co., Ltd. Chairman of TSUNAMI Network Partners Corporation. Director of MEMS CORE Co., Ltd. Director of SESAME Technology Inc.
Concurrent duties in positions at other companies, etc., such as outside director or outside auditor positions	Director of NPO-Solidarity of International Judo Education
Relation with specified business operators such as major clients	Not applicable.
Rate of attendance of Board of Directors’ meetings held ordinarily and extraordinarily	87%
Major activities during the current fiscal year	He has expressed opinions from an expert viewpoint based on the broad experience he has built up over many years in the electrical industry.
Liability limitation agreement
Based on Article 427, Paragraph 1 of the Companies Act, the Company has concluded an agreement with Mr. Minomiya to limit his liability as provided in Article 423, Paragraph 1 of the same, within the liability limit subject to the amount provided by laws and regulations.

(Note)
Mr. Takeo Minomiya concurrently holds positions as Representative Director of Mino-San Farm Co., Ltd., Chairman of TSUNAMI Network Partners Corporation, Director of MEMS CORE Co., Ltd., Director of SESAME Technology Inc., and Director of NPO-Solidarity of International Judo Education.  The Company has no significant relations, in business or otherwise, with any those entities.

(ii) Outside Auditors
Name	Masanori Sato	Koichi Moriya
Concurrent duties in positions at other companies, etc., such as managing director positions	Not applicable.	Not applicable.
Concurrent duties in positions at other companies, etc., such as outside director or outside auditor positions	Not applicable.	Outside Auditor of Samantha Thavasa Japan Limited
Relationships with specified business operators such as major clients	Not applicable.	Not applicable.
Rate of attendance of Board of Directors’ meetings held ordinarily and extraordinarily	93%	87%
Rate of attendance of Board of Auditors’ meetings	100%	100%
Major activities during the current fiscal year	He has expressed opinions mainly from a technical viewpoint based on his experience as a tax accountant working in finance, accounting, and taxation.	He has expressed opinions mainly from a technical viewpoint based on his experience as a lawyer.
Liability limitation agreement
Based on Article 427, Paragraph 1 of the Companies Act, the Company has concluded agreements with them respectively to limit their liability as provided in Article 423, Paragraph 1 of the same, within the liability limit provided by laws and regulations.

(Note)	Mr. Koichi Moriya concurrently holds a position as Outside Auditor of Samantha Thavasa Japan Limited. The Company has no significant relation, in business or otherwise, with that entity.

5.     Accounting Auditor
(1) Name of Accounting Auditor              Ernst & Young ShinNihon LLC

(2) Compensation paid to Accounting Auditor
Amount paid (million yen)
Compensation paid or payable to the Accounting Auditor for audit services performed for the year under review	45
The total amount of money and property interests paid or payable to the Accounting Auditor by the Company and subsidiaries	56
(Notes)	1.
The audit contract between the Company and the Accounting Auditor does not separate the compensation concerning the audit based on the Companies Act from the compensation concerning the audit based on the Financial Instruments and Exchange Act.  Accordingly, the above amount represents the total amount of these compensations.

2.	Some subsidiaries of the Company, including TAMURA EUROPE LIMITED, employ other certified public accountants or audit corporations for auditing.

(3) Policy for determining the dismissal or non-reappointment of the Accounting Auditor
If the Accounting Auditor is judged to have violated or contravened laws and regulations such as the Companies Act or Certified Public Accountants Act, or to have offended public orders and morals, or when the Company otherwise has its own reasons, the Company will examine whether it would be reasonable to submit a proposal on dismissal or non-confidence of the Accounting Auditor based on the said event or reasons.

(4) Liability limitation agreement
Based on Article 427, Paragraph 1 of the Companies Act, the Company has concluded with Ernst & Young ShinNihon LLC an agreement to limit its liability, as provided in Article 423, Paragraph 1 of the Companies Act, within the liability limit provided by laws and regulations.

6.	System to ensure that the Directors perform their duties in accordance with laws, regulations, and the Articles of Incorporation, and other systems to ensure the propriety of operations
According to Article 362, Paragraph 4, Item 6 of the Companies Act and Article 100 of the Ordinance for Enforcement of the Companies Act, the Company established the following basic policy at the Board of Directors’ meeting held on May 12, 2006 and has periodically reviewed the policy.
(1)	System for the storage and management of information with regard to the execution of duties by Directors

Based on the “Information Management Rules,” information with regard to the execution of duties by Directors is stored and managed.  The management pays full attention to confidentiality when the nature of the storage media requires.  The system has high retrieval performance and is available for timely access through inspections, etc.

(2)	Rules and other systems for managing the risks of loss

“Risk Management Regulations” were established for managing risks of loss, and a framework for a set of “Alarm Escalation Rules” was constructed for expeditious reporting to the management on various circumstances that may pose risks of loss to the Company.  The regulations and rules are thoroughly promulgated to all employees of the Tamura Group.

The management promptly responds to various events, and, upon a company-wide management crisis, sets up a Risk Management Task Force under the President as a Task Force General Manager in order to minimize any losses by the Company.

(3)	System to ensure that the Directors perform their duties efficiently
(i)
In order to ensure that the Board of Directors’ meetings are held at fixed intervals once a month and as needed, and that the Directors perform their duties efficiently, matters for resolution as stipulated by laws and regulations and important management matters are decided or revised, and the status of important matters is reported by the Directors in charge.  The Board of Directors’ meetings supervise the efficiency with which each Director performs his or her duties.

In the Management Meeting periodically held in the attendance of the President, important matters concerning the management policy and management strategy are reported by the Executive Officers or responsible persons of each division, as a means of enabling management to check operations in detail and prevent any discrepancies between management decisions and operations.

(ii)	Adoption of the “Executive officer system” helps to speed-up management decision-making and to improve the efficiency of the performance of duties by directors.
(iii)
The Internal Audit Office conducts a thorough audit in the attendance of the Auditors, periodically and as needed, based on the “Internal Audit Rules,” and thereafter submits an audit report with audit results and recommendations for improvement to the President and the Board of Directors.

(4)	System to ensure that the employees perform their duties in accordance with laws, regulations, and the Articles of Incorporation
(i)
Based on the “Legal and Ethical Compliance Regulations” established in conformity with the Tamura Group’s action guideline “Mission, Vision and Guideline,” management is developing a system to encourage all employees of the Tamura Group to observe corporate ethics and social norms, including laws and regulations, Articles of Incorporation and various rules established by the Tamura Group.

Based on the “Compliance Organization Regulations” provided according to these Regulations, the “Compliance Committee” was organized under the chairmanship of the President to establish, promulgate and strengthen a compliance framework and to construct, maintain and enhance an internal control system.

The President set up the Compliance Management Office in an effort to maintain and strengthen a system for taking necessary action, on a timely basis, for the assurance of the legal compliance of the Group’s employees.  An internal contact point with regard to violations of compliance rules stipulated in the “Legal and Ethical Compliance Regulations” was established in the Compliance Management Office, and an external contact point managed by a third party organization operating with strict confidentiality was established.

(ii)
The Internal Audit Office conducts an accounting audit, operational audit, compliance audit, information system audit, internal control audit, and special assignment audit, based on the “Internal Audit Rules”.

(iii)
Upon discovering an important fact indicating that employees have violated compliance rules as provided in the “Legal and Ethical Compliance Regulations,” the Directors report to the Compliance Management Office immediately and to the Board of Directors and Board of Auditors without delay.

(iv)	If Auditors recognize any problem in management of the compliance framework as a whole, they may request the Compliance Management Office to prepare improvement measures.

(5)	System to ensure the propriety of business operations of the corporation and the business group consisting of the parent company and subsidiaries
(i)
Management is developing a system to encourage the observance of the “Mission, Vision and Guideline” as the action guideline applicable to whole Tamura Group, in order to ensure the propriety of business operations in the Tamura Group.

(ii)
Based on the “Subsidiaries Management Regulations,” a Director responsible for reporting periodically or on a timely basis submits important information related to the business of group companies to the Board of Directors for approval or exchange of opinions on the reporting.

(iii)
Directors of the Company concurrently hold positions as Directors of group companies, as needed, as a means of ensuring the appropriate business operation of Tamura Group.  Upon discovering any important events involving problems with compliance, such as legal violations, group companies shall report to the Compliance Management Office, Board of Directors, and Board of Auditors of the Company without delay.

(iv)
If group companies notice any problems with compliance in the management and guidance by the Company, they shall immediately report to the Compliance Management Office, Board of Directors, and Board of Auditors of the Company.

(v)	The Internal Audit Office of the Company conducts an audit on group companies periodically in cooperation with the Auditors.

(6)	System with regard to employees who assist with Auditors’ duties and their independence from Directors
(i)
In case Auditors request the assignment of employees to assist with their duties, the Board of Directors must appoint assistants to the Auditors.  To secure the independence and neutrality of the duties of assistants to Auditors, the selection, dismissal, personnel transfer, wages, and other administrative matters for assistants to Auditors shall be decided only after obtaining the approval of the Board of Auditors, and the performance of assistants to Auditors shall be assessed independently by the Board of Auditors.

(ii)	Assistants to Auditors shall not concurrently hold positions for business operations.

(7)	System for reporting to Auditors by Directors and employees, other systems for reporting to Auditors, and system to ensure effective audit by Auditors

Matters to be reported by Directors and employees to Auditors and the timing are stipulated in the “Risk Management Regulations”, and management is developing a system under which Directors and employees shall promptly report to Auditors on important matters that will influence the Company’s business or results.

The Board of Auditors holds meetings with the President periodically and exchanges opinions frankly to ensure that the opinions of the Board of Auditors are reflected in management and produce effects.

(8)	Basic concept for elimination of antisocial forces and its development status
The Tamura Group is believed to have no relation, in business or otherwise, with antisocial forces.

The Tamura Group will take a resolute stance against undue requests from antisocial forces that pose threats to the order and safety of civil life.  The basic concept for the elimination of antisocial forces is specifically and clearly declared in the “Tamura Group Code of Conduct” and the “Compliance Handbook” to be promulgated throughout the Group.

7.	Basic Policy on Control of the Company

The Company adopted the resolution of a policy against large-scale purchases of shares at the Board of Directors’ meeting held on May 26, 2006, in an effort to secure or enhance the corporate value and, by extension, the interests of shareholders, and the resolution was proposed to the Ordinary General Meeting of Shareholders held on June 29, 2006 and approved.

The outline of the policy against a large-scale purchase of shares (purchase of the Company’s share certificates (Note 2) by a specified shareholder (Note 1)) is as follows:

(1)	Basic policy of the Company

The Company considers, as a company listed in the stock exchange, that trading of the Company’s shares must be entrusted to the market and that the final decision on any sale of shares in response to a purchase offer by a specified shareholder should be subject to the judgment of the Company’s shareholders.  Participation by a specified shareholder in the management will not necessarily impair the corporate value and cannot be disallowed if is expected to result in the development of the corporate value.

The Company group, a conglomerate of more than forty subsidiaries and affiliates at home and abroad, develops a wide variety of business operations, including the sale and manufacturing of products mainly in the fields of electronics components, electrochemical materials, soldering equipment, and information equipment, in four regions, Japan, Asia, the Americas, and Europe.  Accordingly, the management of the Company requires wide range of knowhow, considerable experience, and a full understanding of the relation built up between the Company and customers, employees, clients, and other stakeholders at home and abroad.

If the purchase of the Company’s shares is conducted by a specified shareholder, it is assumed that the Company’s shareholders may not easily obtain sufficient information, within the short period available, based on an understanding of the characteristics of the Company and Company group described above, and accordingly cannot judge the reasonableness of the purchase by the specified shareholder based on a full analysis of this information.  If a tender offer for, or collection by purchase of, the Company’s shares by a specified shareholder is launched in the future without the Company’s consent, it is important to secure reasonable information and time necessary to examine the following points, in order to prevent the corporate value of the Company from being impaired and to protect the shareholders from any disappointing disadvantage: (i) whether or not the purpose of the specified shareholder undermines the shareholders’ interest, (ii) whether or not the purchase by the specified shareholder may virtually force the shareholders to sell their shares of the Company or not, and (iii) whether or not the specified shareholder has disclosed sufficient information to the other shareholders.

(2)	Large-scale purchase rules

The large-scale purchase rules introduced by the Company stipulate that (i) the specified shareholder preliminarily provides necessary and sufficient information to the Company’s Board of Directors and that (ii) the large-scale purchase start after a lapse of certain period for assessment by the Company’s Board of Directors.

Specifically, first of all, the specified shareholder is requested to provide information necessary and sufficient to enable the Company’s shareholders to judge and to enable the Company’s Board of Directors to form an opinion.

The fact of the proposed large-scale purchase and all of the necessary information provided to the Company’s Board of Directors are submitted to a special committee.  The Company’s Board of Directors will disclose information it deems to be necessary to enable the Company’s shareholders to judge the information within a time frame deemed appropriate, giving full credence to the special committee’s recommendation and advice.

Next, the Company’s Board of Directors judges that a period of 60 days (in case of the purchase of whole shares by tender offer with the value of consideration only in cash (yen)) or 90 days (in other cases of large-scale purchase) after the specified shareholder provides the Company’s Board of Directors with all the necessary information should be provided to enable the Board of Directors to perform all necessary work for the assessment, examination, negotiation, formation of opinions, and preparation of an alternative proposal, depending on the degree of difficulty of the large-scale purchase.  Accordingly, the large-scale purchase shall begin only after the elapse of the period for the assessment by the Board of Directors.  During the period for the assessment by the Board of Directors, the Company’s Board of Directors will fully assess and examine the necessary information provided, giving full credence to the recommendations, etc. by the special committee, and carefully form an opinion and disclose it.  Where necessary, the Company’s Board of Directors may negotiate with the specified shareholder on improvement of the conditions for the large-scale purchase and make an alternative proposal to the Company’s shareholders.

If a specified shareholder appears, the Company’s Board of Directors will take measures as deemed appropriate to protect the interest of the Company’s shareholders, giving full credence to the recommendations by the special committee.

(3)	Response policy for a large-scale purchase
(i)	In case the large-scale purchase rules are observed by the specified shareholder

If the specified shareholder observes the large-scale purchase rules, the Company’s Board of Directors will do no more than attempt to persuade the Company’s shareholders by expressing opinions against the purchase proposal and proposing an alternative, and will not take countermeasures against the large-scale purchase, in principle, even when the Company opposes the large-scale purchase.  Acceptance of the purchase proposal by the large-scale purchaser will be decided by the Company’s shareholders in consideration of the purchase proposal and the opinions and alternative the Company provides.  If, however, a large-scale purchase performed in compliance with the large-scale purchase rules is considered to significantly impair the interest of the Company’s shareholders as a whole (if, for example, it will apparently impair the corporate value in view of the purpose of the purchase, or if it is performed using methods that force the shareholders to accept the purchase, or it will remarkably impair the corporate value by impairing the interest of stakeholders such as employees, customers, or clients), the Company’s Board of Directors may take measures deemed to be appropriate for the protection of the interest of the Company’s shareholders.  In examining and judging whether or not a large-scale purchase will remarkably impair the interest of the Company’s shareholders as a whole, the Company’s Board of Directors will give full credence to the recommendations by the special committee in order to secure the objectivity and rationality of the examination and judgment.

(ii)	In case the large-scale purchase rules are not observed by the specified shareholder
If the specified shareholder does not observe the large-scale purchase rules, the Company’s Board of Directors may counteract the large-scale purchase by taking countermeasures as allowed by laws,

including the Companies Act and the Company’s Articles of Incorporation, such as the issuance of stock acquisition rights, for the purpose of protecting the interest of the Company and its shareholders as a whole, regardless of the specific purchase method. The Company will select specific countermeasures deemed by the Company’s Board of Directors to be most appropriate at that time, giving full credence to the recommendations by the special committee, etc.

(4)	Influence on shareholders and investors
(i)	Influence of the large-scale purchase rules on shareholders and investors

The large-scale purchase rules assure that shareholders and investors are provided with opportunities to obtain information necessary for judging whether or not the Company’s shareholders should accept a large-scale purchase and opinions and alternative proposals by the Company’s Board of Directors, the body currently responsible for the management of the Company.  With these rules in place, the Company’s shareholders will be able to make appropriate judgment on whether to accept a large-scale purchase based on sufficient information.

(ii)	Influence of countermeasures on shareholder and investors

If a specified shareholder does not observe the large-scale purchase rules, the Company’s Board of Directors may take countermeasures, as allowed by laws and regulations such as the Companies Act and the Company’s Articles of Incorporation, for the purpose of protecting the interest of the Company and its shareholders as a whole.  The Company’s shareholders are not expected to incur any particular loss (excluding the specified shareholder violating the large-scale purchase rules), in view of the framework of the countermeasures.  Any decision by the Company’s Board of Directors to take specific countermeasures will be appropriately disclosed at an appropriate time according to laws and regulations.

(5)	Expiry date of the large-scale purchase rules, and revision and abolishment of the policy

The above response policy shall be introduced upon approval by the General Meeting of Shareholders on June 29, 2006 with the expiry date on June 30, 2007.  However, even before the expiry date, the above response policy shall be revised or abolished, (i) if a proposal to revise or abolish the policy is approved at the Company’s General Meeting of Shareholders or (ii) if revision or abolishment of the above response policy is resolved by the Board of Directors, provided that the Board of Directors consists of Directors elected by the Company’s General Meeting of Shareholders.  If the above response policy is not revised or abolished by the expiry date, the expiry date shall be automatically extended for one year, and the same shall apply thereafter.  Therefore, the above response policy may be revised or abolished according to the opinions of the shareholders.

Any revision or abolishment of the above response policy will be promptly announced by the Company.

(Note 1)
“Specified shareholder” means a holder of the Company’s share certificates, a tender offeror, or a tender offeror holding the Company’s share certificates (hereinafter referred to as “holding offeror”), when any of the following exceeds or is deemed by the Company to exceed 20% of the Company’s total shares issued: (i) the total holding ratio of the Company’s share certificates held by the holder and the Company’s share certificates held by the joint holder of the holder, (ii) the total holding ratio of the Company’s share certificates held or planned to be held by the tender offeror and the Company’s share certificates held by the special related party of the tender offeror, or (iii) the total holding ratio of the Company’s share certificates held or planned to be held by the holding offeror and the Company’ share certificates held by the joint holder of the holding offeror and by the special related party of the holding offeror.

(Note 2)	“Share certificates” mean the share certificates as provided in Article 27-23, Paragraph 1 of the Financial Instruments and Exchange Act.

(Note)
All fractions of amounts and of numbers of shares in this business report are rounded down to the nearest unit; provided, however, that the net income (loss) per share and net assets per share are rounded off to two decimal places.

CONSOLIDATED BALANCE SHEET
(as of March 31, 2010)

Account item	Amount	Account item	Amount
(Assets)	(millions of yen)	(Liabilities)	(millions of yen)
Current assets	51,055	Current liabilities	22,433
Cash and deposits	22,230	Notes and accounts payable ― trade	10,687
Notes and accounts receivable ― trade	17,905	Short-term bank loans	2,685
Merchandise and finished goods	2,886	Current portion of long-term bank loans	4,302
Work in process	1,246	Lease liabilities	320
Raw materials and supplies	4,292	Allowance for bonuses	835
Deferred tax assets	530	Allowance for bonuses for directors and auditors	29
Other	2,212	Other	3,571
Allowance for doubtful receivables	(248)	Long-term liabilities	20,702
		Long-term bank loans	16,721
Fixed assets	21,829	Lease liabilities	1,200
Tangible fixed assets	17,118	Allowance for retirement benefits	2,122
Buildings and structures	5,695	Other	658
Machinery, Autos and Trucks	3,076	Total Liabilities	43,135
Tools, furniture and fixtures	988	(Net Assets)
Land	6,289	Shareholders’ equity	28, 965
Lease assets	1,058	Common stock	11,829
Construction in progress	10	Capital surplus	15,337
Intangible assets	1,086	Retained earnings	4,162
Goodwill	105	Treasury stock	(2,364)
Lease assets	280	Valuation and translation adjustments	(2,418)
Other	700	Unrealized gain on securities	(125)
Investments and other assets	3,623	Deferred gains or losses on hedges	(89)
Investment securities	2,057	Translation adjustments	(2,203)
Deferred tax assets	494	Stock acquisition rights	70
Other	1,482	Minority interests	3,132
Allowance for doubtful receivables	(409)	Total Net Assets	29,749
Total Assets	72,885	Total Liabilities and Net Assets	72,885

CONSOLIDATED STATEMENT OF INCOME
(from April 1, 2009 to March 31, 2010)

Account item	Amount
(millions of yen)
Net sales	63,581
Cost of sales	47,936
Gross profit	15,645
Selling, general and administrative expenses	15,416
Operating profit	229
Other income	301
Interest income	25
Dividends income	33
Rent income	37
Profit on sales of scraps	51
Miscellaneous income	152
Other expenses	834
Interest expenses	485
Foreign currency translation losses	81
Miscellaneous losses	266
Ordinary loss	303
Extraordinary gains	310
Gains on sale of fixed assets	178
Reversal of allowance for doubtful accounts	127
Gains on sales of investment securities	5
Extraordinary loss	1,023
Loss on disposition of fixed assets	93
Loss on disposition of inventories	67
Loss on sales of investment securities	2
Loss on revaluation of investment securities	62
Allowance for doubtful receivables	306
Impairment loss	322
Extraordinary retirement benefits	140
Other extraordinary losses	27
Loss before income taxes and minority interests	1,016
Income taxes -- current	482
Income taxes -- deferred	1,191
Minority interest in loss	357
Net loss	2,332

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(from April 1, 2009 to March 31, 2010)
(millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2009	11,829	15,337	6,494	(2,361)	31,300
Change during the consolidated fiscal year
Net loss			(2,332)		(2,332)
Acquisition of treasury stock				(5)	(5)
Disposition of treasury stock		0		2	2
Net change in items other than shareholders’ equity during the consolidated fiscal year
Total of changes during the consolidated fiscal year	－	0	(2,332)	(3)	(2,335)
Balance as of March 31, 2010	11,829	15,337	4,162	(2,364)	28,965

	Valuation and translation adjustments
	Unrealized gain on securities	Deferred gains or losses on hedges	Translation adjustment	Total of valuation and translation adjustments	Stock acquisition right	Minority interests	Net assets
Balance as of March 31, 2009	(302)	(105)	(2,403)	(2,812)	46	3,630	32,164
Change during the consolidated fiscal year
Net loss							(2,332)
Acquisition of treasury stock							(5)
Disposition of treasury stock							2
Net change in items other than shareholders’ equity during the consolidated fiscal year	177	16	199	393	24	(497)	(80)
Total of changes during the consolidated fiscal year	177	16	199	393	24	(497)	(2,415)
Balance as of March 31, 2010	(125)	(89)	(2,203)	(2,418)	70	3,132	29,749

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

I. Notes to Significant Fundamental Matters in Preparing the Consolidated Financial Statements

1. Scope of Consolidation

(1)	Number of consolidated subsidiaries: 32
Names of major consolidated subsidiaries:
KOHA Co., Ltd.    TAMURA KAKEN Corporation
TAMURA Electronics (Hong Kong) Co., Ltd.    TAMURA Electronics (Malaysia) Co., Ltd.
TAMURA EUROPE LIMITED
TAMURA KOGA Machinery Co., Ltd. was merged into TAMURA FA SYSTEM Co., Ltd., and was therefore excluded from the scope of consolidation.  TAMURA Electronics (Indonesia) Co., Ltd., OPSEED Tsunan Co., Ltd., and TOHOKU TAMURA Co., Ltd. were also excluded from the scope of consolidation, as all three have been completely liquidated.

(2)	Matters concerning major non-consolidated subsidiaries
Names of major non-consolidated subsidiaries:
TAMURA SEIKO Electronics (Chang Shu) Co., Ltd.
Non-consolidated subsidiaries are excluded from the scope of consolidation because they are relatively small in size and their Total assets, Net sales, Net income or loss (the amount comparable to equity), Retained earnings, etc. (amount comparable to the equity) have no material impact on the consolidated financial statements.

2. Application of the equity method

(1)	Names of non-consolidated subsidiaries to which the equity method is applied: None

(2)	Names of non-consolidated affiliates to which the equity method is applied: None

(3)	Matters concerning major non-consolidated subsidiaries and affiliates to which the equity method is not applied

Names of major non-consolidated subsidiaries and affiliates to which the equity method is not applied:
TAMURA SEIKO Electronics (Chang Shu) Co., Ltd.
Reason for exclusion from the application of the equity method:
Companies to which the equity method is not applied are excluded from the application of the equity method because they have only minor impact on Net income and Retained earnings and have no material impact as a whole.

3. Fiscal term of consolidated subsidiaries

Among the 32 consolidated subsidiaries in the Company Group, 23 foreign consolidated subsidiaries close their fiscal year on December 31.
When preparing the consolidated financial statements, the financial statements of these subsidiaries as of their closing dates were used, with necessary adjustments for significant transactions occurring before the consolidated closing dates.

4. Standards for accounting procedure

(1)	Standards and methods for valuing significant assets
(i) Securities
Securities to be held to maturity
Stated by the amortized cost method (straight-line method)
Other securities
Securities with market value
Stated at the fair market value on the account settlement date with unrealized gains and losses reported in a separate component of net assets.  The cost of securities sold is determined by the moving-average method
Securities without market value
Stated at cost using the moving-average method

(ii) Derivative transactions
Stated by the market value method

(iii) Inventories
Finished goods and work in process
Electronic components, electro chemical materials, IT devices, and related businesses
Mainly stated at cost using the moving-average method (the values on the consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).
Soldering devices and related businesses
Stated at cost by the specific identification method (the values on the consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).
Merchandise and materials
Mainly stated at cost using the gross average method (the values on the consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).
Supplies
Mainly stated at cost using the last purchase price method (the values on the consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).

(2)	Depreciation methods for significant depreciable assets
(i)	Tangible fixed assets (excluding lease assets)
Declining-balance method
However, buildings (excluding improvements) acquired by the Company and the consolidated domestic subsidiaries on or after April 1, 1998 are depreciated using the straight-line method.
Useful lives and residual values are based on the standards stipulated in the Corporate Tax Law of Japan.

(ii)	Intangible assets (excluding lease assets)
Straight-line method

(iii)	Lease assets
(a)	Lease assets arising from finance lease transactions in which ownerships is transferred
Depreciation shall be computed by the same method applied to the Company’s fixed assets.
(b)	Lease assets arising from finance lease transactions in which ownership is not transferred
Depreciation shall be computed by the straight-line method based on the assumptions that the useful life equals the lease term and that the residual value equals zero.

From among finance lease transactions in which ownership is not transferred, transactions that start on or before March 31, 2008 are accounted for by the accounting method used for ordinary lease transactions.

(3)	Standards of accounting for significant allowances
(i)	Allowance for doubtful receivables
To prepare for the loss on bad debts for account receivables or loans, the unrecoverable amounts were recorded based on the historical write-off ratio for ordinary receivables and careful study of the collectibility of special accounts (including doubtful accounts).
(ii)	Allowance for bonuses
To prepare for the bonuses for employees of the Company and the consolidated domestic subsidiaries, the necessary amounts were recorded in accordance with the estimated amounts payable for the consolidated fiscal term under review.
(iii)	Allowance for bonuses for directors and auditors
To prepare for the bonuses for directors and auditors of the Company and the consolidated domestic subsidiaries, the appropriate amounts were recorded in accordance with the estimated amounts payable for the consolidated fiscal term under review.  The Company does not intend to pay bonuses to its directors or auditors at the end of the consolidated fiscal term under review, and therefore did not record any such allowance.
(iv)	Allowance for retirement benefits
To prepare for the retirement benefits of the employees, the amounts were recorded based on the projected benefit obligation and the estimated amount of plan assets as of the end of the consolidated fiscal term under review.
The unrecognized actuarial loss is being amortized over the fixed number of years (5 to 12 years) within the range of the average remaining work period of the employees then in service, starting from the fiscal term following the occurrence of the services.
The past service liability is amortized over the fixed number of years (1 to 12 years) within the range of the average remaining work period of the employees then in service.

(Changes in the accounting policies)
Effective from the consolidated fiscal term under review, the Company applied the “Partial Amendments to the Accounting Standard for Retirement Benefits (Part 3)” (ASBJ, July 31, 2008, Statement No. 19).
This does not affect the consolidated Operating profit, Ordinary loss, or Loss before income taxes and minority interests.

(4)	Standards for translation of significant assets and liabilities in foreign currencies to Japanese yen
All monetary assets and liabilities denominated in foreign currencies are converted into Japanese yen at the exchange rates prevailing as of the consolidated fiscal term end, and the resulting gain or loss is credited or charged to income.
The assets and liabilities of overseas consolidated subsidiaries are translated into Japanese yen at the exchange rate prevailing as of the end of the fiscal term, and translation differences are included in the translation adjustment account and minority interests account of net assets.

(5)	Method for significant hedge accounting
(i)	Method of hedge accounting
Gains or losses on derivatives are mainly deferred until realization of the hedged item.  For forward foreign exchange contracts that meet certain hedge accounting requirements, the transactions are recorded based on the forward rate.  For interest-rate swap contracts that meet the requirements of the preferential accounting method, the preferential accounting method is applied.

(ii)	Hedging and hedged instruments
a.	Hedging instruments
Derivatives (commodity futures, forward foreign exchange, and interest-rate swap contracts)
b.	Hedged instruments
Forecasted transactions for the purchase of materials, liabilities in foreign currencies, forecasted transactions, and interest rates on borrowings in foreign currencies
(iii)	Hedging policies
Avoidance of volatility in exchange rates and the prices of materials, and fixation of interest rates
(iv)	Method for evaluating the efficiency of hedging
Efficiency is judged by comparing the accumulated fluctuation of values of the hedging instruments with the accumulated fluctuation of values of the hedged instruments.

(6)	Other significant matters for the preparation of the consolidated financial statements
Accounting treatment of consumption tax, etc.
The tax exclusion method is adopted for consumption tax etc.

5. Appraisal of assets and liabilities of the consolidated subsidiaries

The assets and liabilities of the consolidated subsidiaries were evaluated solely by the market value appraisal method.

6. Write-off of goodwill

Goodwill is written off by equal amortization each year over a 10-year period.

7. Changes in fundamental matters for the preparation of the consolidated financial statements

Change of shipping cost categories
Previously, the shipping cost incurred by the subsidiary distributors and some of the subsidiary manufacturers was included in the Cost of sales.  But from the consolidated fiscal term under review, the portion of the shipping cost for products distributed outside of the Group is included in Selling, general and administrative expenses.
By making this change in the shipping cost categories, the Cost of sales and Selling, general and administrative expenses are stated more appropriately based on a more precise cost analysis of the Company Group using the ERP (Enterprise Resource Planning) systems (systems now introduced in some of the subsidiary manufacturers and moving toward full-scale operation in the consolidated fiscal term under review).
As a result, the Cost of sales decreased by ¥649 million, and Selling, general and administrative expenses increased by the same amount.  This does not, however, affect the consolidated Operating profit, Ordinary loss, or Loss before income taxes and minority interests.

II. Notes to the Consolidated Balance Sheet

1. Accumulated depreciation of tangible fixed assets	27,047 million yen
2. Collateralized liabilities
 The amounts collateralized against bank loans of non-consolidated companies are as follows:
TAMURA SEIKO Electronics (Chang Shu) Co., Ltd.	157 million yen
TAMURA Automation System (Suzhou) Co., Ltd.	53 million yen
Total	210 million yen

3. Figures less than one million are rounded down to the nearest million.

III. Notes to the Consolidated Statement of Income

Figures less than one million are rounded down to the nearest million.

IV. Notes to the Consolidated Statement of Changes in Net Assets

1. Matters concerning the class and number of shares issued and outstanding	(shares)
	Balance at end of last consolidated fiscal term	Increase	Decrease	Balance at end of current consolidated fiscal term
Shares issued and outstanding
Common stock	75,067,736	－	－	75,067,736

2. Matters concerning dividends
(1)	Dividends payable
Not applicable

(2)	Among the dividend distributions with record dates falling within the current consolidated fiscal year, those whose effective distribution dates fall during the following consolidated fiscal year
Matters concerning the dividend payable based on the resolution of the 87th ordinary general meeting of stockholders held on June 29, 2010.
・	Amount of dividend payable	¥208 million
・	Dividend per share	¥3
・	Record date	March 31, 2010
・	Effective distribution date	June 30, 2010

3. Matters concerning Stock Acquisition Rights at the end of the consolidated fiscal term under review
	Class of shares to be issued or transferred	Number of shares to be issued or transferred (shares)	Number of stock Acquisition Rights outstanding (units)
June 29, 2005 Ordinary General Meeting of Stockholders The 2nd-series Stock Acquisition Rights	Common Stock	22,000	22
June 29, 2006 Ordinary General Meeting of Stockholders The 3rd-series Stock Acquisition Rights	Common Stock	22,000	22
June 28, 2007 Ordinary General Meeting of Stockholders The 4th-series Stock Acquisition Rights	Common Stock	26,000	26

June 27, 2008 Ordinary General Meeting of Stockholders The 5th-series Stock Acquisition Rights	Common Stock	39,000	39
June 26, 2009 Ordinary General Meeting of Stockholders The 6th-series Stock Acquisition Rights	Common Stock	77,000	77
Total		186,000	186

4. Figures less than one million yen are rounded down to the nearest million.

V. Notes to Financial Instruments

1.	Matters concerning the current situation of financial instruments

The Company Group raises necessary funds (mainly bank loans) in accordance with the Company’s capital investment plan.  The Company Group manages temporary surplus funds through highly liquid financial instruments, and also raises funds through bank loans mainly for middle-and-long-term operations and capital investments.

For notes receivable and accounts receivable ― trade, items exposed to customer credit risks, the Company Group is carrying out measures to find doubtful accounts as soon as possible and reduce risks caused by adverse financial positions, in accordance with provisions of credit management regulations.

Investment securities are mainly the shares of corporations with which the Company Group has business relationships, and are therefore exposed to the risk of market price fluctuations.  The Company Group regularly monitors the fair value, financial positions, etc. of the issuing entities (business partners) and continuously reviews the status of its holdings in consideration of its relationships with business partners.

Short-tem bank loans and lease liabilities from finance lease transactions are fundraising instruments that mainly pertain to operating funds and capital investments.  Most long-term bank loans have floating interest rates and are therefore exposed to interest rate risk, a form of risk hedged by derivative (interest rate swap) transactions.  The Company Group manages such transactions and the risk control of derivatives in accordance with internal regulations set by the Board of Directors to regulate the purposes, details, contracting parties, and portfolios of these transactions, as well as allowable loss amounts, reporting procedures, etc. for these transactions.

2.	Matters concerning the fair value of financial instruments
The amount posted on the consolidated balance sheet, the fair value, and the differences between the two were as follows, as of March 31, 2010.

(Millions of yen)
		Amount posted on consolidated balance sheet (*)	Fair value (*)	Difference
(1)	Cash and deposits	22,230	22,230	－
(2)	Notes and accounts receivable ― trade	17,905	17,905	－
(3)	Investment securities	1,590	1,589	(1)
(4)	Notes and accounts payable ― trade	(10,687)	(10,687)	－
(5)	Short-term bank loans	(2,685)	(2,685)	－
(6)	Current portion of long-term bank loans	(4,302)	(4,323)	(21)
(7)	Long-term bank loans	(16,721)	(17,078)	(357)
(8)	Lease liabilities	(1,520)	(1,530)	(9)
(9)	Derivative transactions
	(i) Not subject to hedge accounting	－	－	－
	(ii)Subject to hedge accounting	(89)	(89)	－
*	Amounts posted in liabilities are indicated in ( ).

Note 1:	Calculation method for the fair value of financial instruments, and matters concerning securities and derivative transactions
(1)	Cash and deposits; and (2) Notes and accounts receivable ― trade

The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(3)	Investment securities
The fair value of stocks is based on the prices on the stock exchange, and the fair value of fixed income securities is based on the prices offered by the correspondent financial institutions.
(4)	Notes and accounts payable― trade; and (5) Short-term bank loans
The fair value is approximately equal to the book value because both are settled in the short term. Therefore, the fair value is based on the book value.
(6)	Current portion of long-term bank loans; and (7) Long-term bank loans

The fair value of long-term bank loans is calculated by discounting the total of principal and interest by the assumed interest rate in the case of a similar borrowing to be newly conducted.  Long-term bank loans with floating interest rates are subject to the preferential accounting method for interest rate swap contracts (See (9) below), and the fair value is calculated by discounting the total of principal and interest of bank loans and swap contracts (accounted as a whole) by the assumed interest rate in the case of a similar borrowing to be newly conducted.

(8)	Lease liabilities
The fair value is calculated by discounting the total of principal and interest by the assumed interest rate in the case of a similar lease transaction to be newly conducted.
(9)	Derivative transactions
The fair value of forward foreign exchange contracts is based on the prices offered by the correspondent financial institutions.

As the preferential accounting method treats interest rate swap contracts and hedged long-term bank loans as a whole, the fair value of such swap contracts is included in the fair value of long-term bank loans (See (6) and (7) above).

Note 2:	Financial instruments whose fair value is considered to be extremely difficult to calculate
Category	Amount posted on consolidated balance sheet (millions of yen)
Unlisted stocks	466

The fair value of unlisted stocks is considered to be extremely difficult to calculate, as unlisted stocks have no market prices.  Therefore these stocks are not included in “(3) Investment securities”.

(Additional Information)
The “Accounting Standards for Financial Instruments,” (ASBJ, March 10, 2008, Statement No. 10) and the “Guidance on Disclosures about the Fair Value of Financial Instruments” (ASBJ, March 10, 2008, Guidance No. 19) are applied from the fiscal year under review.

VI. Notes to lease properties

Omitted because they are not significant
(Additional Information)
The “Accounting Standards for Disclosures about the Fair Value of Lease Properties,” (ASBJ, November 28, 2008, Statement No. 20) and the “Guidance on Disclosures about the Fair Value of Lease Properties” (ASBJ, November 28, 2008, Guidance No. 23) are applied from the fiscal year under review.

VII. Notes to per share information

1. Net asset per share	381.98 yen
2. Net loss per share	33.56 yen

VIII. Material Subsequent Events

Acquisition of shares of other company
The Company resolved at the Board of Directors held on April 27, 2010, to have TAMURA EUROPE LIMITED, a subsidiary of the Company in the UK, acquire all of the shares of a UK company called ROMARSH LIMITED (thereby making ROMARSH a subsidiary of a subsidiary of the Company).  TAMURA EUROPE completed the acquisition of shares on April 29, 2010.
(1)	Objective of acquisition
The Company Group is looking to expand sales of huge industrial special machinery transformers and reactors for the global energy market in the electronic components business segment in the medium term.  ROMARSH LIMITED engages in the manufacture and distribution of the same types of product under a joint venture established with local capital in India.  Therefore, the Company Group acquired ROMARSH LIMITED amicably by buying out all shares of that company through a 100% Company-owned subsidiary in the UK, in order to establish a robust position in the global market for the abovementioned product group, to increase its market share and build up its production base in India, and ultimately to become the No. 1 company in the world in that product field.
(2)	Names of counterparties from whom TAMURA EUROPE LIMITED acquired shares
Phil Crawford-Smith
Danny (and Linda) Zirger
Paul Ling
Peter Haigh
Ted Lines
All of the persons named above are officers or employees of ROMARSH LIMITED.
(3)	Name, business, and size of the acquired company
(1) Trade Name	ROMARSH LIMITED
(2) Location of Headquarters	Wiltshire, UK
(3) Name and Title of Representative	Stewart Cursley, President and Director
(4) Contents of Business
Manufacture and distribution of huge special machinery transformers, and reactors for the energy market, both independently and through a joint venture company (Romarsh Elcomponics Technologies Pvt. Ltd.) co-established by ROMARSH LIMITED and Indian capital.

(5) Capital Stock	￡63,936
(4)	Date of share acquisition
April 29, 2010
(5)	Number of shares, acquisition price, and shareholding ratio after acquisition
Number of shares acquired	63,936 shares
Acquisition price	￡ 6,200,000
Ratio of shareholding after acquisition	100%

NON-CONSOLIDATED BALANCE SHEET
(as of March 31, 2010)

Account item	Amount	Account item	Amount
(Assets)	(millions of yen)	(Liabilities)	(millions of yen)
Current assets	31, 664	Current liabilities	11, 971
Cash and deposits	13,183	Notes payable	406
Notes receivable	495	Accounts payable ― trade	5,297
Accounts receivable ― trade	12,017	Current portion of long-term bank loans	4,000
Merchandise and finished goods	767	Lease liabilities	320
Work in process	636	Accounts payable ― other	7
Raw materials and supplies	305	Accrued expenses	738
Deferred tax assets	178	Accrued income taxes	51
Short-term loans receivable	2,215	Deposits received	438
Accounts receivable ― other	1,709	Allowance for bonuses	401
Other	209	Other	309
Allowance for doubtful receivables	(52)	Long-term liabilities	17,730
		Long-term bank loans	15,800
Fixed assets	25,799	Lease liabilities	1,200
Tangible fixed assets	8,572	Allowance for retirement benefits	272
Buildings	2,032	Guarantee deposits received	383
Structures	118	Other	74
Machinery and equipment	529	Total Liabilities	29,701
Autos and trucks	3	(Net Assets)
Tools, furniture and fixtures	329	Shareholders’ equity	27, 923
Land	4,500	Common stock	11,829
Lease assets	1,058	Capital surplus	15,337
Intangible assets	613	Capital reserve	15,331
Tenure	143	Other capital surplus	5
Software	163	Retained earnings	3,120
Lease assets	280	Other retained earnings	3,120
Other	26	Reserve for dividends	210
Investments and other assets	16,613	Retained earnings carried forward	2,910
Investment securities	1,353	Treasury stock	(2,364)
Investments in subsidiaries and affiliates	14,119	Valuation and translation adjustments	(231)
Long-term loans receivable	487	Unrealized gain on securities	(142)
Deferred tax assets	287	Deferred gains or losses on hedges	(89)
Other	395	Stock acquisition rights	70
Allowance for doubtful receivables	(31)	Total Net Assets	27,762
Total Assets	57,464	Total Liabilities and Net Assets	57,464

NON-CONSOLIDATED STATEMENT OF INCOME
(from April 1, 2009 to March 31, 2010)

Account item	Amount
(millions of yen)
Net sales	40,203
Cost of sales	32,880
Gross profit	7,322
Selling, general and administrative expenses	7,369
Operating loss	46
Other income	1,940
Interest and dividends income	1,668
Miscellaneous income	272
Other expenses	583
Interest expenses	402
Foreign currency translation losses	101
Miscellaneous losses	79
Ordinary profit	1,311
Extraordinary gains	99
Gains on sale of fixed assets	0
Gains on liquidation of subsidiaries and affiliates	99
Extraordinary loss	687
Loss on disposition and sales of fixed assets	64
Loss on revaluation of securities of subsidiaries and affiliates	477
Loss on financial assistance to subsidiaries and affiliates	130
Extraordinary retirement benefits	15
Profit before income taxes	723
Income taxes -- current	277
Income taxes -- deferred	210
Net profit	235

NON-CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(from April 1, 2009 to March 31, 2010)

(millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Legal profit reserve	Other retained earnings			Total retained earnings
						Reserve for dividends	General reserve	Retained earnings carried forward
Balance as of March 31, 2009	11,829	15,331	5	15,337	1,261	210	4,921	(3,507)	2,885
Change during the fiscal year
Reversal of reserve legal profit reserve					(1,261)			1,261	-
Reversal of general reserve							(4,921)	4,921	-
Net profit								235	235
Acquisition of treasury stock
Disposition of treasury stock			0	0
Net change in items other than shareholders’ equity during the fiscal year
Total change during the fiscal year	-	-	0	0	(1,261)	-	(4,921)	6,418	235
Balance as of March 31, 2010	11,829	15,331	5	15,337	-	210	-	2,910	3,120

	Shareholders’ equity		Valuation and translation adjustments
	Treasury stock	Total shareholders’ equity	Unrealized gain on securities	Deferred gains or losses on hedges	Total of valuation and translation adjustments	Stock acquisition rights	Total net assets
Balance as of March 31, 2009	(2,361)	27,690	(264)	(84)	(348)	46	27,388
Change during the fiscal year
Reversal of reserve legal profit reserve		-					-
Reversal of general reserve		-					-
Net profit		235					235
Acquisition of treasury stock	(5)	(5)					(5)
Disposition of treasury stock	2	2					2
Net change in items other than shareholders’ equity during the fiscal year			122	(5)	116	24	141
Total change during the fiscal year	(3)	232	122	(5)	116	24	373
Balance as of March 31, 2010	(2,364)	27,923	(142)	(89)	(231)	70	27,762

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

I. Notes to significant accounting policies

1. Standards and methods for valuing assets
(1) Securities

(i) Securities to be held to maturity	Stated by the amortized cost method (straight-line method)
(ii) Stocks of subsidiaries and affiliates	Stated at cost using the moving-average method
(iii) Other securities	Stated by the amortized cost method (straight-line method)
(a) Securities with market value
Stated at fair market value at the end of the fiscal term with unrealized gains and losses reported in a separate component of net assets.  The cost of securities sold is determined by the moving- average method.

(b) Securities without market value	Stated at cost using the moving-average method

(2) Derivative transactions
Stated by the market value method
(3) Inventories
(i) Merchandise, finished goods, materials, work in process
Stated at cost using the moving-average method (the values on the non-consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).
(ii) Supplies	Stated at cost using the last purchase price method (the values on the non-consolidated balance sheet were calculated by the write-down method based on the deterioration of profitability).

2. Depreciation methods for fixed assets

(1)	Tangible assets
(excluding lease assets)
Declining-balance method
However, buildings (excluding improvements) acquired on or after April 1, 1998 are depreciated using the straight-line method.
Useful lives and residual values are based on the standards stipulated in the Corporate Tax Law of Japan.

(2)	Intangible assets
(excluding lease assets)	Straight-line method

(3) Lease assets
(i) Lease assets arising from finance lease transactions in which ownership is not transferred
Depreciation shall be computed by the same method applied to the Company’s fixed assets.
(ii) Lease assets arising from finance lease transactions in which ownership is not transferred
Depreciation shall be computed by the straight-line method based on the assumptions that the useful life equals the lease term and that the residual value equals zero.

3. Standards of accounting for allowances and accruals
(1)	Allowance for doubtful receivables
To prepare for the loss on bad debts for account receivables or loans, the unrecoverable amounts were recorded based on the historical write-off ratio for ordinary receivables and careful study of the collectibility of special accounts (including doubtful accounts).

(2)	Allowance for bonuses
To prepare for the bonuses for employees, the necessary amounts were recorded in accordance with the estimated amounts for the non-consolidated fiscal term under review.

(3)	Allowance for bonuses for directors and auditors
To prepare for the bonuses for directors and auditors, the appropriate amounts were recorded in accordance with the estimated amounts to be paid.  The Company does not intend to pay bonuses to its directors and auditors at the end of the non-consolidated fiscal term under review, and therefore did not record any such allowance.

(4)	Allowance for retirement benefits
To prepare for the retirement benefits of the employees, the amounts were recorded based on the projected benefit obligation and the estimated amount of plan assets as of the end of the non-consolidated fiscal term under review.
The unrecognized actuarial loss is being amortized over the fixed number of years (12 years) within the range of the average remaining work period of the employees then in service, starting from the fiscal term following the occurrence of the services.
The past service liability is amortized over the fixed number of years (12 years) within the range of the average remaining work period of the employees then in service, starting from the fiscal term following the occurrence of the services.
(Changes in the accounting policies)
Effective from the non-consolidated fiscal term under review, the Company applied the “Partial Amendments to the Accounting Standard for Retirement Benefits (Part 3)” (ASBJ, July 31, 2008, Statement No. 19).
This does not affect the non-consolidated Operating loss, Ordinary profit, or Profit before income taxes and minority interests.

4. Method for hedge accounting
(1)	Method for hedge accounting
Gains or losses on derivatives are mainly deferred until realization of the hedged item.  For forward foreign exchange contracts that meet certain hedge accounting requirements, the transactions are recorded based on the forward rate.  For interest-rate swap contracts that meet the requirements of the preferential accounting method, the preferential accounting method is applied.
(2)	Hedging and hedged instruments
(i)	Hedging instruments Derivatives (forward foreign exchange and interest-rate swap contracts)
(ii)	Hedged instruments Liabilities in foreign currencies, forecasted transactions, and interest rates on borrowings in foreign currencies
(3)	Hedging policies
Avoidance of the risk of exchange rate volatility, and fixation of interest rates
(4)	Method for evaluating the efficiency of hedging
Efficiency is judged by comparing the accumulated fluctuation of values of the hedging instruments with the accumulated fluctuation of values of the hedged instruments.
5. Other significant matters for the preparation of the non-consolidated financial statements
Accounting treatment of consumption tax, etc.
The tax exclusion method is adopted for consumption tax etc.

II. Notes to non-consolidated balance sheet

1. Accumulated depreciation of tangible fixed assets	9,196 million yen

2. Collateralized liabilities
 The amounts collateralized against bank loans of subsidiaries and affiliates are as follows:
TAMURA KAKEN Corporation	¥160 million
TAMURA Electronics (Malaysia) Co., Ltd.	¥183 million (M$6,358 thousand)
TAMURA Electronics (Hong Kong) Co., Ltd.	¥376 million US$4,000 thousand
TAMURA EUROPE LIMITED	¥783 million (STG₤ 4,224 thousand) (US$1,536 thousand)
TAMURA Corporation of America	¥212 million (US$2,260 thousand)
TAMURA SEIKO Electronics (Chang Shu) Co., Ltd.	¥157 million (US$900 thousand) (RMB 5,200 thousand)
Total	¥1,872 million

3. Receivables from subsidiaries and affiliates:
Short-term receivables	6,087 million yen
Long-term receivables	486 million yen
4. Payables to subsidiaries and affiliates:
Short-term payables	4,115 million yen
5. Figures less than one million Japanese yen are rounded down to the nearest million.

III. Notes to statement of income

1. Transactions with subsidiaries and affiliates
Net sales	7,149 million yen
Purchases	25,802 million yen
Total transactions other than operating transactions	2,340 million yen
2. Figures less than one million are rounded down to the nearest million.

IV. Notes to statement of changes in net assets

1. Matters concerning the class and number of treasury shares
(shares)
	Balance at end of last non-consolidated fiscal term	Increase	Decrease	Balance at end of current non-consolidated fiscal term
Common Stock	5,558,286	18,078	5,000	5,571,364
Notes:
(1)	The increase in the number of treasury shares of common stock was due to the purchase of less-than-one-unit shares (18 thousand shares) on the request of shareholders.
(2)	The decrease in the number of treasury shares of common stock (5,000 shares) was due to the exercise of stock options in the form of stock acquisition rights.
2. Figures less than one million Japanese yen are rounded down to the nearest million.

V. Notes to accounting for income taxes

Details of recognition of deferred tax assets and liabilities by principal causes
Deferred tax assets:	Accrued bonuses	160 million yen
	Accrued depreciation	12 million yen
	Allowance for doubtful receivables	26 million yen
	Allowance for retirement benefits	1,039 million yen
	Loss on revaluation of investment securities	148 million yen
	Loss on revaluation of securities of subsidiaries and affiliates	2,349 million yen
	Loss on revaluation of golf club memberships	41 million yen
	Others	794 million yen
	Sub-total of deferred tax assets	4,573 million yen
	Valuation allowance	(4,065) million yen
	Total of deferred tax assets	507 million yen

Deferred tax liabilities:	Unrealized gain on other securities	41 million yen
	Total of deferred tax liabilities	41 million yen
	Net of deferred tax assets (liabilities)	465 million yen

VI. Notes to fixed assets used under leases

Finance lease transactions before the start of the first fiscal term when the accounting standards for lease transactions will apply

1.	Leased property acquisition cost equivalent, accumulated depreciation equivalent, and book value equivalent, as of the end of the fiscal term under review
	Acquisition cost equivalent (millions of yen)	Accumulated depreciation equivalent (millions of yen)	Book value equivalent as of the end of the fiscal term under review (millions of yen)
Machinery and equipment	534	162	372
Tools, furniture and fixtures	60	51	8
Software	280	237	43
Total	875	451	424

2.	Book value equivalent of lease commitments as of the end of the fiscal term under review

Due within one (1) year	111 million yen
Due after one (1) year	324 million yen
Total	435 million yen

3.	Lease payments, release from lease asset impairment account, depreciation equivalent, interest expense equivalent, and impairment loss

Lease payments	170 million yen
Depreciation equivalent	146 million yen
Interest expense equivalent	16 million yen

4.	Method for calculating the depreciation equivalent
Depreciation shall be computed by the straight-line method based on the assumptions that the useful life equals the lease term and that the residual value equals zero.

5.	Method for calculating the interest expense equivalent

The interest expense equivalent is defined as the difference between the total lease payment and the acquisition cost equivalent of the leased property, and is allocated to each fiscal term using the interest method.

(Note) There are no impairment losses allocated to leased properties.

VII. Notes to transactions with affiliated parties

Subsidiaries and affiliates, etc.

(millions of yen)
Type	Name of Company, etc.	Ownership of voting rights, etc. (Ownership percentage)	Details of relationship	Details of transaction	Amount of transaction (note 10)	Account	Balance as of the end of the fiscal term (note 10)
Subsidiary	TAMURA KAKEN Corporation	Direct ownership 100%	Purchase of products from TAMURA KAKEN Financial assistance	Purchase of electro chemical products (note 1)	4,675	Accounts payable	454
				Loan of funds (note 2)	-	Short-term loan	600
Subsidiary	TAMURA SEIKO Co., Ltd.	Direct ownership 100%	Purchase of products from TAMURA SEIKO	Debt forgiveness (note 3)	50	-	-
Subsidiary	TAMURA FA SYSTEM Co., Ltd.	Direct ownership 100%	Purchase of products from TAMURA FA SYSTEM	Debt forgiveness (note 4)	80	-	-
Subsidiary	TOHOKU TAMURA Co., Ltd.	Direct ownership 100%	Purchase of products from TOHOKU TAMURA	Liquidation (note 5)	64	-	-
Subsidiary	TAMURA Electronics (Hong Kong) Co., Ltd.	Direct ownership 100%	Purchase of products from TAMURA Electronics (Hong Kong) Co., Ltd.	Purchase of electronic components (note 6)	10,811	Accounts payable	1,755
Subsidiary	TAMURA EUROPE LIMITED	Direct ownership 100%	Sale of products of the Company	Guarantee of debt (note 7)	783	-	-
Subsidiary	TAMURA Electronics (Shanghai) Co., Ltd.	Indirect ownership 100%	Sale of products of the Company	Sale of electronic components (note 8)	3,147	Accounts receivable	1,252
Subsidiary	TAMURA Electronics (Indonesia) Co., Ltd.	Direct ownership 100%	Purchase of products from TAMURA Electronics (Indonesia) Co., Ltd.	Liquidation (note9)	35	-	-
Conditions of transactions and policies for deciding conditions of transactions
Note 1.	The purchase prices and other conditions of transactions are determined through price negotiations based on the actual market value as a reference.
Note 2.	The conditions for providing loans to TAMURA KAKEN are determined based on the prevailing interest rate. The repayment term is one year (bullet payment) without collaterals.
Note 3.	Debt forgiveness was provided in an effort to support the financial position of TAMURA SEIKO.
Note 4.	Debt forgiveness was provided in an effort to support the financial position of TAMURA FA SYSTEM.
Note 5.	Gain on liquidation of the subsidiary shares was recorded because TOHOKU TAMURA completed its liquidation.
Note 6.	The purchase prices and other conditions of transactions are determined through price negotiations based on the actual market value as a reference.
Note 7.	The guarantee was provided against a bank loan to TAMURA EUROPE LIMITED (¥783 million, one-year term) without a guarantee charge.
Note 8.	The purchase prices and other conditions of transactions are determined through price negotiations based on the actual market value as a reference.
Note 9.	Gain on liquidation of the subsidiary shares was recorded because TAMURA Electronics (Indonesia) Co., Ltd. completed its liquidation,.
Note 10.	Consumption tax etc. were excluded from the transaction amounts but included in the balances as of the end of the fiscal term.

VIII. Notes to per share data

1. Net assets per share	398.46 yen

2. Net profit per share	3.39 yen

IX. Notes to material subsequent events
Merger of consolidated subsidiaries
Based on the resolution of the Board of Directors held on October 13, 2009, the Company merged with TAMURA KAKEN Corporation and TAMURA FA SYSTEM Co., Ltd. (both are consolidated subsidiaries of the Company) on April 1, 2010.
Based on the resolution of the Board of Directors held on November 27, 2009, the Company merged with TAMURA SEIKO Co., Ltd. (a consolidated subsidiary of the Company) on April 1, 2010.

(1) Overview of business combination
(i)	Names and contents of business of companies at the time of combination
TAMURA KAKEN Corporation	manufacturing and distribution of electro chemical materials
TAMURA FA SYSTEM Co., Ltd.	manufacturing and distribution of soldering devices
TAMURA SEIKO CO., Ltd.	manufacturing and distribution of various types of magnetic materials
(ii)	Date of business combination
April 1, 2010
(iii)	Legal formality of business combination
The Company merged, as the merging (surviving) company, with TAMURA KAKEN Corporation, TAMURA FA SYSTEM Co., Ltd., and TAMURA SEIKO CO., Ltd. as the merged (expired) companies.
(iv)	Name of the company after combination
TAMURA Corporation
(v)	Overview of transaction (including objectives)
In the spirit of its slogan, the “Making of a One-and-Only Company,” the Company Group put first management priority on the improvement and stabilization of profitability in order to boost its performance.  Specifically, we have sought to achieve this by taking full advantages of our aggregate capacity, reforming our business structure to enhance competitiveness, introducing new products to meet customer needs, optimizing cost control through effective operation of the ERP system, and strengthening marketing resources.  In spite of these consistent efforts, the environment in which we do business is becoming tougher because of harshly fluctuating market conditions, the increasing complexity of the legal system, the growing burden of institutional requirements, and other factors.  These changes urgently compel the Company Group to further enhance group management and global control and to speed up managerial decision-making to ensure rapid responses to changing situations.  Therefore, the Company decided that the best path forward for the future expansion of its business was to switch from decentralized group management into a highly-integrated form of management for overall optimization, and accordingly merged TAMURA KAKEN Corporation, TAMURA FA SYSTEM Co., Ltd., and TAMURA SEIKO CO., Ltd. into the Company.
With the enhanced global control of domestic and foreign operating units attained through this merger with three subsidiaries, the Company Group will establish and improve its corporate identity as a “One-and-Only Company” with a great reputation in the electronics market worldwide, provide unique and attractive products and services swiftly, satisfy customers, and contribute to the social community.
The Company holds all of the shares of TAMURA KAKEN Corporation, TAMURA FA SYSTEM Co., Ltd., and TAMURA SEIKO CO., Ltd., and does not intend to issue new stocks or deliver money due to the merger.

(2) Overview of accounting procedures
  The accounting procedures for transactions are treated as the transactions of companies under common control.

Certified Copy of the Accounting Auditors’ Report (Consolidated)

INDEPENDENT AUDITORS’ REPORT

May 14, 2010

The Board of Directors
TAMURA Corporation

Ernst & Young ShinNihon LLC

Tetsuo Suzuki, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Kazuhiko Nakai, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Kenichi Akiyama, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Pursuant to Article 444, Paragraph 4, of Companies Act, we have audited the consolidated financial statements, that is, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to the consolidated financial statements of the Company for the fiscal term from April 1, 2009 to March 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to independently express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those auditing standards require that we plan and perform the audit to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above consolidated financial statements fairly present, in every material aspect, the financial position and results of the operations of the consolidated group consisting of the Company and its consolidated subsidiaries for the relevant term of the consolidated financial statements, in accordance with the business accounting standards generally accepted in Japan.

Additional information
As stated in “Changes in fundamental matters for the preparation of the consolidated financial statements,” the Company has changed the categories of shipping costs incurred by the consolidated subsidiaries from the consolidated fiscal term under review.

Our firm and engagement partners have no interests in the Company that require disclosure pursuant to the provisions of the Certified Public Accountants Act.

Certified Copy of the Accounting Auditors’ Report
INDEPENDENT AUDITORS’ REPORT

May 14, 2010

The Board of Directors
TAMURA Corporation

Ernst & Young ShinNihon LLC

Tetsuo Suzuki, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Kazuhiko Nakai, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Kenichi Akiyama, CPA (Seal) Designated Limited Liability Partner, Engagement Partner

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the non-consolidated financial statements, that is, the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets, and notes to the non-consolidated financial statements, as well as the supplementary schedules of the Company, for the fiscal term from April 1, 2009 to March 31, 2010.  These non-consolidated financial statements and the supplementary schedules are the responsibility of the Company’s management.  Our responsibility is to independently express an opinion on the non-consolidated financial statements and the supplementary schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those auditing standards require that we plan and perform the audit to obtain reasonable assurance as to whether the non-consolidated financial statements and supplementary schedules are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-consolidated financial statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above non-consolidated financial statements and supplementary schedules fairly present, in every material aspect, the financial position and results of the operations of the Company for the relevant term of the non-consolidated financial statements, in accordance with the business accounting standards generally accepted in Japan.

Additional information
As stated in the “Notes to material subsequent events,” the Company merged with TAMURA KAKEN Corporation, TAMURA FA SYSTEM Co., Ltd., and TAMURA SEIKO CO., Ltd. (all of these companies are former consolidated subsidiaries) on April 1, 2010.

Our firm and engagement partners have no interests in the Company that require disclosure pursuant to the provisions of the Certified Public Accountants Act.

Certified Copy of the Audit report by the Board of Auditors

AUDIT REPORT

The Board of Auditors, following a review and deliberations on the reports made by each Auditor concerning the methods and results of the audit of execution of duties by Directors of the Board for the 87th fiscal term from April 1, 2009 to March 31, 2010, prepared this Audit Report and hereby submit it as follows:

1.	Auditing Methods and Content by Auditors and Board of Auditors
The Board of Auditors established the auditing policies and division of duties, established the propriety of establishment and operation of internal control system as material items to be audited, received reports and explanations regarding the status of audits and the results thereof from each Auditor, received reports and explanations regarding the status of the execution of duties from the Directors and Accounting Auditor, and requested explanation as necessary

In accordance with the auditing standards for Auditors determined by the Board of Auditors and the auditing policies and division of duties, each Auditor made efforts to collect information and established auditing circumstances through communication with the General Audit Department and other employees, and attended the Board of Directors’ meetings and other important meetings to receive reports regarding the execution of duties from the directors, General Audit Department, and employees, and requested explanations as necessary.  Each Auditor also inspected the approved documents and examined the status of operations and conditions of assets at the Company’s head office and principal offices.

Each Auditor monitored and verified the resolutions adopted by the Board of Directors regarding the establishment of the system for ensuring that the directors’ duties are performed in conformity with laws, regulations, and the Articles of Incorporation of the Company, and the establishment of the system necessary to ensure the proper business operations of the company set forth in Items 1 and 3 of Article 100 of the Ordinance for Enforcement of the Companies Act, and the systems (Internal Control System) established in accordance with the resolution of the Board of Directors.  Based on discussion by the Board of Directors, the auditors reviewed the details of the Basic Policy set forth in Item 3(a) and each engagement set forth in Item 3(b) of Article 118 of the Ordinance for Enforcement of the Companies Act, as specified in the business reports.  Auditors received from directors and Ernst & Young Shin Nihon LLC reports regarding the evaluation and audit of the Internal Control System for financial reporting, and requested explanations as necessary.  The Auditors received from the subsidiaries the business reports of the subsidiaries, as necessary, through communication and information-sharing with the directors and auditors of the subsidiaries.  In accordance with the procedures mentioned above, we reviewed the business reports and supplementary schedules for the year ended on March 31, 2010.

Further, the Auditors monitored and verified that the Accounting Auditor maintains independence and conducts the audits appropriately.  Each Auditor also received reports on the status of the execution of duties from the Accounting Auditor, and requested explanations as necessary.  In addition, we were informed of the arrangement of the “System for ensuring that the duties are performed appropriately” (matters stipulated in the items of Article 131 of the Corporate Calculation Regulations in accordance with the “Standards for the Quality Control of Audits” (Business Accounting Council, October 28, 2005)) from the Accounting Auditor, and requested explanations as necessary.

In accordance with the procedures mentioned above, we reviewed the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets, and notes to the non-consolidated financial statements), the supplementary schedules thereto, and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to the consolidated financial statements) for the year ended on March 31, 2010.

2.	Results of Audit
(1)	Results of audit of business report
1.	The business reports and supplementary schedules present fairly the financial condition of the Company in conformity with related laws, regulations, and the Articles of Incorporation of the Company;
2.	Regarding the execution of duties by Directors, there were no instances of misconduct or material matters in violation of laws, regulations, or the Articles of Incorporation of the Company;

3.
The resolution of the Board of Directors regarding the internal control system is fair and reasonable.  There are no matters requiring additional mention regarding this internal control or the execution of duties by Directors; and

4.
There are no matters requiring additional mention regarding the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company specified in the business reports.  Each engagement stipulated in Item 3(b) of Article 118 of the Ordinance for Enforcement of the Companies Act conforms with the Basic Policy, is in no way harmful to the common interests of shareholders, and is not undertaken for the purpose of maintaining the status of the Company’s officers.

(2)	Results of audit of non-consolidated financial statements and supplementary schedules
The auditing methods and results of the Accounting Auditor, Ernst & Young Shin Nihon LLC., are fair and reasonable.

(3)	Results of audit of consolidated financial statements
The auditing methods and results of the Accounting Auditor, Ernst & Young Shin Nihon LLC., are fair and reasonable.

May 24, 2010

The Board of Auditors of TAMURA Corporation

Yoshiki Takemura (Seal)
Standing Auditor (Full-time)

Masanori Sato (Seal)
External Auditor

Koichi Moriya (Seal)
External Auditor